Filed Pursuant to Rule 424(b)(2)
Registration No. 333-168704

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Senior Notes	$900,000,000	$900,000,000	$122,760
Guarantees of Senior Notes	(2)	(2)	(2)

(1)	The registration fee, calculated in accordance with Rule 457(r), is being transmitted to the SEC on a deferred basis pursuant to Rule 456(b).
(2)	In accordance with Rule 457(n), no separate fee is payable with respect to guarantees of the senior notes being registered.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-168704

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 10, 2010

$900,000,000

The Goodyear Tire & Rubber Company

6.500% Senior Notes due 2021

We are offering $900 million of our 6.500% Senior Notes due 2021. We will pay interest on the notes on March 1 and September 1 of each year. The first interest payment on the notes will be made on September 1, 2013. The notes will mature on March 1, 2021. We have the option to redeem the notes, in whole or in part, at any time on or after March 1, 2016. Prior to March 1, 2016, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount plus a make–whole premium. In addition, prior to March 1, 2016, we may redeem up to 35% of the notes from the proceeds of certain equity offerings. The redemption prices and make–whole premium are described in “Description of Notes—Optional Redemption.”

The notes will be senior unsecured obligations of our company and will rank equally in right of payment with all of our existing and future senior obligations and senior to any of our future subordinated indebtedness. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The notes will be guaranteed by certain of our subsidiaries that also guarantee our obligations under our senior secured credit facilities and our senior unsecured notes. These guarantees will be unsecured and will rank equally in right of payment with all existing and future senior obligations of our guarantors and will be effectively subordinated to existing and future secured debt of the guarantors to the extent of the assets securing that indebtedness.

Investing in our notes involves risks. See “Risk Factors” on page S-11 of this prospectus supplement and on page 5 of the accompanying prospectus.

	Per Note	Total
Public offering price(1)	$1,000	$900,000,000
Underwriting discounts and commissions	$15	$13,500,000
Proceeds, before expenses, to us(1)	$985	$886,500,000

(1)	Plus accrued interest, if any, from February 25, 2013

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book–entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about February 25, 2013.

Joint book-running managers

Goldman, Sachs & Co.	Barclays	Citigroup	Credit Agricole CIB

Deutsche Bank Securities	J.P. Morgan	Morgan Stanley

Co-managers

BNP PARIBAS	HSBC	Natixis	Wells Fargo Securities

The date of this prospectus supplement is February 20, 2013.

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any other offering material filed or provided by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any other offering material is accurate as of any date other than the date on the front of such document. Any information incorporated by reference in this prospectus supplement, the accompanying prospectus or any other offering material is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

S-i

Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the notes that we are selling in this offering and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in our notes. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Incorporation of Certain Documents by Reference” before investing in our notes.

NON–GAAP FINANCIAL MEASURES

The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” A non–GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. In this prospectus supplement, we disclose Adjusted EBITDAP, which is a non–GAAP financial measure. We have presented this measure because we believe it is widely used by investors as a means of evaluating a company’s operating performance. Adjusted EBITDAP is not a measure of our financial performance under GAAP and should not be construed as an alternative to net income (loss) or other financial measures presented in accordance with GAAP. It should be noted that companies calculate Adjusted EBITDAP differently; as a result, Adjusted EBITDAP as presented herein may not be comparable to similarly–titled measures reported by other companies.

S-iii

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website (http://www.sec.gov). The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus supplement or the accompanying prospectus, except as expressly set forth under the caption “Incorporation of Certain Documents by Reference.” You may also read any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates from the Public Reference Room of the SEC. You may call the SEC at 1–800–SEC–0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the NASDAQ Global Select Market, One Liberty Plaza, 165 Broadway, New York, NY 10006 and through our website (http://www.goodyear.com). The contents of our website are not part of, and shall not be deemed incorporated by reference in, this prospectus supplement or the accompanying prospectus. Our internet address is included in this document as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents that we file with the SEC into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus supplement is considered part of this prospectus supplement. Any statement in this prospectus supplement or incorporated by reference into this prospectus supplement shall be automatically modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus supplement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the following documents that have been filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10–K for the year ended December 31, 2012; and

•	Current Report on Form 8–K filed with the SEC on January 31, 2013.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the termination of the offering of all securities under this prospectus supplement, shall be deemed to be incorporated in this prospectus supplement by reference. The information contained on our website (http://www.goodyear.com) is not incorporated into this prospectus supplement.

You may request a copy of any documents incorporated by reference herein at no cost by writing or telephoning us at

The Goodyear Tire & Rubber Company

1144 East Market Street

Akron, Ohio 44316–0001

Attention: Investor Relations

Telephone number: 330–796–3751

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement.

S-iv

FORWARD–LOOKING INFORMATION—SAFE HARBOR STATEMENT

Certain information set forth herein or incorporated by reference herein (other than historical data and information) may constitute forward–looking statements regarding events and trends that may affect our future operating results and financial position. The words “estimate,” “expect,” “intend” and “project,” as well as other words or expressions of similar meaning, are intended to identify forward–looking statements. You are cautioned not to place undue reliance on forward–looking statements, which speak only as of the date of this prospectus supplement or, in the case of information incorporated by reference herein, as of the date of the document in which such information appears. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward–looking statements as a result of many factors, including:

•	if we do not successfully implement our strategic initiatives, our operating results, financial condition and liquidity may be materially adversely affected;

•	our pension plans are significantly underfunded and further increases in the underfunded status of the plans could significantly increase the amount of our required contributions and pension expense;

•	we face significant global competition, increasingly from lower cost manufacturers, and our market share could decline;

•

deteriorating economic conditions in any of our major markets, or an inability to access capital markets or third–party financing when necessary, may materially adversely affect our operating results, financial condition and liquidity;

•	higher raw material and energy costs may materially adversely affect our operating results and financial condition;

•	if we experience a labor strike, work stoppage or other similar event our financial position, results of operations and liquidity could be materially adversely affected;

•	work stoppages, financial difficulties or supply disruptions at our major original equipment customers, dealers or suppliers could harm our business;

•	our capital expenditures may not be adequate to maintain our competitive position and may not be implemented in a timely or cost–effective manner;

•

our long term ability to meet current obligations, to repay maturing indebtedness or to implement strategic initiatives is dependent on our ability to access capital markets in the future and to improve our operating results;

•	we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;

•	any failure to be in compliance with any material provision or covenant of our secured credit facilities could have a material adverse effect on our liquidity and our results of operations;

•	our international operations have certain risks that may materially adversely affect our operating results;

•	we have foreign currency translation and transaction risks that may materially adversely affect our operating results, financial condition and liquidity;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;

•	we have substantial fixed costs and, as a result, our operating income fluctuates disproportionately with changes in our net sales;

S-v

•	we may incur significant costs in connection with our contingent liabilities and tax matters;

•

our reserves for contingent liabilities and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;

•

we may be required to provide letters of credit or post cash collateral if we are subject to a significant adverse judgment or if we are unable to obtain surety bonds, which may have a material adverse effect on our liquidity;

•	we are subject to extensive government regulations that may materially adversely affect our operating results;

•

the terms and conditions of our global alliance with Sumitomo Rubber Industries, Ltd., or SRI, provide for certain exit rights available to SRI upon the occurrence of certain events, which could require us to make a substantial payment to acquire SRI’s minority interests in Goodyear Dunlop Tires Europe B.V. and Goodyear Dunlop Tires North America, Ltd. following the determination of the fair value of those interests;

•	we may be adversely affected by any disruption in, or failure of, our information technology systems;

•	if we are unable to attract and retain key personnel, our business could be materially adversely affected; and

•

we may be impacted by economic and supply disruptions associated with events beyond our control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.

It is not possible to foresee or identify all such factors. We will not revise or update any forward–looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward–looking statement.

S-vi

SUMMARY

The following summary contains basic information about this offering. It may not contain all of the information that is important to you and it is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider the information contained in and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus. In addition, certain statements include forward–looking information that involves risks and uncertainties. See “Forward–Looking Information—Safe Harbor Statement.”

The terms “Goodyear,” “Company” and “we,” “us” or “our” wherever used herein refer to The Goodyear Tire & Rubber Company together with all of its consolidated domestic and foreign subsidiary companies, unless otherwise indicated or the context otherwise requires.

Overview of Goodyear

We are one of the world’s leading manufacturers of tires, engaging in operations in most regions of the world. For the year ended December 31, 2012 our net sales were $21 billion and we had Goodyear net income of $212 million and Goodyear net income available to common shareholders of $183 million. Together with our U.S. and international subsidiaries and joint ventures, we develop, manufacture, market and distribute tires for most applications. We also manufacture and market rubber–related chemicals for various applications. We are one of the world’s largest operators of commercial truck service and tire retreading centers. In addition, we operate approximately 1,300 tire and auto service center outlets where we offer our products for retail sale and provide automotive repair and other services. We manufacture our products in 52 manufacturing facilities in 22 countries, including the United States, and we have marketing operations in almost every country around the world. As of December 31, 2012, we employed approximately 69,000 full–time and temporary associates worldwide.

We operate our business through four operating segments representing our regional tire businesses: North American Tire; Europe, Middle East and Africa Tire; Latin American Tire; and Asia Pacific Tire. Our principal business is the development, manufacture, distribution and sale of tires and related products and services worldwide. We manufacture and market numerous lines of rubber tires for:

•	automobiles;

•	trucks;

•	buses;

•	aircraft;

•	motorcycles;

•	farm implements;

•	earthmoving and mining equipment;

•	industrial equipment; and

•	various other applications.

In each case, our tires are offered for sale to vehicle manufacturers for mounting as original equipment, or OE, and for replacement worldwide. We manufacture and sell tires under the Goodyear, Dunlop, Kelly, Debica, Sava and Fulda brands and various other Goodyear owned “house” brands, and the private–label brands of certain customers. In certain geographic areas we also:

•	retread truck, aviation and off–the–road, or OTR, tires;

•	manufacture and sell tread rubber and other tire retreading materials;

•	provide automotive repair services and miscellaneous other products and services; and

•	manufacture and sell flaps for truck tires and other types of tires.

Our principal products are new tires for most applications. Approximately 84% of our sales in 2012 were for new tires, compared to 83% in 2011 and 84% in 2010. New tires are sold under highly competitive conditions throughout the world. On a worldwide basis, we have two major competitors: Bridgestone (based in Japan) and Michelin (based in France). Other significant competitors include Continental, Cooper, Hankook, Kumho, Pirelli, Toyo, Yokohama and various regional tire manufacturers.

We compete with other tire manufacturers on the basis of product design, performance, price and terms, reputation, warranty terms, customer service and consumer convenience. Goodyear and Dunlop brand tires enjoy a high recognition factor and have a reputation for performance and product design. The Kelly, Debica, Sava and Fulda brands and various other house brand tire lines offered by us, and tires manufactured and sold by us to private brand customers, compete primarily on the basis of value and price.

We are an Ohio corporation, organized in 1898. Our principal executive offices are located at 1144 East Market Street, Akron, Ohio 44316. Our telephone number is (330) 796–2121.

Recent Developments

Pension Strategy

On February 12, 2013, we announced a strategy to reduce the exposure of our U.S. pension plans to future interest rate and equity market movements. As part of this strategy, we intend to accelerate funding of our U.S. pension plans once frozen. As funded levels increase, we plan to shift the asset allocation of those plans to a portfolio of fixed income securities designed to offset the future impact of discount rate movements on the plans’ funded status.

At December 31, 2012, our unfunded U.S. pension liability attributable to pension plans that have been frozen, including our principal U.S. salaried pension plans, was approximately $975 million. We intend to use the net proceeds from this offering to fund contributions to our frozen U.S. pension plans and, to the extent not used for such purpose, for general corporate purposes. Following such contributions, we plan to shift the asset allocation of these plans as described above. We expect these actions will reduce our pension contributions by approximately $125 million annually beginning in 2014 and expect no change to 2013 or 2014 pension expense.

Our unfunded U.S. pension liability attributable to other pension plans, including our principal U.S. hourly pension plans, was approximately $1.7 billion at December 31, 2012. If additional plans become frozen in the future, we intend to accelerate their funding and shift their asset allocation as well. We intend to finance future accelerated contributions to such plans by accessing the debt capital markets.

As a precursor to the strategy described above, subsequent to December 31, 2012, substantially all of our U.S. pension plans entered into short term zero cost equity and interest rate option strategies to reduce a significant portion of their funded status volatility that occurs due to equity and interest rate movements.

Changes in general interest rates and corporate (AA or better) credit spreads impact the discount rate used to determine our U.S. pension liability. Following the actions described above with respect to our frozen U.S. pension plans, if general interest rates were to decrease in parallel (i.e., across all maturities), those actions, when combined with the interest rate option strategies, would mitigate approximately 70% of the impact of the expected rise in our U.S. pension benefit obligation. If general interest rates were to increase in parallel, such actions and interest rate option strategies would limit the benefit of higher interest rates on our U.S. pension benefit obligation to the extent those interest rates would rise above specified levels. For example, a 0.50% increase in general interest rates would result in approximately a 40% offset to the expected decrease in the U.S. pension benefit obligation and a 1.00% increase would result in approximately a 50% offset.

As a result of the pension strategy described above, we expect to limit the growth of our unfunded U.S. pension liability, which in turn is expected to improve our operating cash flow and reduce the volatility of our earnings, liquidity needs and overall leverage, thereby allowing us to increase our focus on our core business. Implementation of this strategy depends on, among other things, our ability to access the debt capital markets. There can be no assurance that we will be able to access those markets on terms that are acceptable to us or at all.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this document entitled “Description of Notes.”

Issuer	The Goodyear Tire & Rubber Company, an Ohio corporation.

Notes offered	$900,000,000 aggregate principal amount of 6.500% Senior Notes due 2021.

Maturity date	The notes will mature on March 1, 2021.

Interest rate	6.500% per annum.

Interest payment dates	March 1 and September 1 of each year, beginning on September 1, 2013. Interest will accrue from February 25, 2013.

Ranking	The notes will be our senior, unsecured obligations and will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The guarantees of the notes will be the senior, unsecured obligations of any subsidiaries that guarantee the notes and will rank equal in right of payment with all of such subsidiaries’ other existing and future unsecured and unsubordinated indebtedness. The notes and the guarantees are effectively subordinated to all our existing and future secured debt and to the existing and future secured debt of the guarantor subsidiaries, in each case, to the extent of the value of the collateral securing such debt.

As of December 31, 2012:

• we had total indebtedness, including capital leases, of approximately $5.1 billion, approximately $1.7 billion of which was secured; and

•    our guarantor subsidiaries had total indebtedness, including capital leases and subsidiary guarantees of our indebtedness, of approximately $3.2 billion, approximately $1.2 billion of which was secured.

The notes are structurally subordinated to all of the existing and future debt and other liabilities, including trade payables, of our subsidiaries that do not guarantee the notes. Our non–guarantor subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make funds available to pay those amounts. For the year ended December 31, 2012, without including eliminations for intercompany transactions, our non–guarantor subsidiaries had (i) net sales of approximately $22.4 billion, and Goodyear net income of $100 million, (ii) total assets of approximately $15.1 billion and (iii) total indebtedness of approximately $1.6 billion. For a presentation of the financial information required by Rule 3–10 of Regulation S–X for our guarantor subsidiaries and our non–guarantor subsidiaries, see “Note to the Consolidated Financial Statements No. 22, Consolidating Financial Information” in our Annual Report on Form 10–K for the year ended December 31, 2012.

Guarantees	The notes will be guaranteed, jointly and severally, on a senior unsecured basis, by each of our U.S. and Canadian subsidiaries that is a guarantor under our senior secured credit facilities and our senior unsecured notes and, to the extent that they also guarantee any debt of Goodyear or a guarantor, by each of our other restricted subsidiaries.

If the notes are assigned an investment grade rating by Moody’s and S&P and no default or event of default has occurred or is continuing, we may elect to suspend the guarantees. If either rating on the notes should subsequently decline to below investment grade, the guarantees will be reinstated.

Optional redemption	We have the option to redeem the notes, in whole or in part, at any time on or after March 1, 2016, at the redemption prices set forth in this prospectus supplement. Prior to March 1, 2016, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount plus the make–whole premium described in this prospectus supplement. In addition, prior to March 1, 2016, we may redeem up to 35% of the notes from the proceeds of certain equity offerings.

The redemption prices and make–whole premium are described in this prospectus supplement under the caption “Description of Notes—Optional Redemption.”

Change of control	If we experience a change of control, we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Change of Control.”

Certain covenants	The indenture governing the notes will contain covenants that limit our ability and the ability of certain of our subsidiaries to, among other things:

• incur additional indebtedness or issue redeemable preferred stock;

• pay dividends, make distributions in respect of our capital stock or make certain other restricted payments or investments;

• incur liens;

• sell assets;

• incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

• enter into transactions with our affiliates;

• enter into sale/leaseback transactions; and

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

These covenants are subject to a number of important exceptions and qualifications. For example, if the notes are assigned an investment grade rating by Moody’s and S&P and no default has occurred or is continuing, certain covenants will be suspended. If either rating on the notes should subsequently decline to below investment grade, the suspended covenants will be reinstated. We intend to seek a rating of the notes. For more detail, see “Description of Notes—Certain Covenants.”

Use of proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $884 million.

We intend to use the net proceeds from this offering to fund contributions to our frozen U.S. pension plans and, to the extent not used for such purpose, for general corporate purposes.

Book–entry form	The notes will be issued in book–entry form and will be represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, commonly known as

DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interests may not be exchanged for certificated notes, except in limited circumstances.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. No assurance can be given as to the liquidity of or trading market for the notes.

Risk Factors

You should carefully consider all information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein as set out in the section entitled “Incorporation of Certain Documents by Reference” on page S-iv of this prospectus supplement. In particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” in this prospectus supplement and on page 5 of the accompanying prospectus, as well as in the documents incorporated by reference herein and therein, for a discussion of risks relating to an investment in the notes.

Summary Consolidated Financial Data

The following table sets forth summary consolidated historical financial data for Goodyear. The summary consolidated financial data for the years ended December 31, 2012, 2011 and 2010 (excluding the summary balance sheet data as of December 31, 2010 and Adjusted EBITDAP for all periods presented) have been derived from our audited consolidated financial statements and related notes that appear in our Annual Report on Form 10–K for the year ended December 31, 2012, which is incorporated by reference herein and in the accompanying prospectus. The summary balance sheet data as of December 31, 2010 are derived from the audited balance sheet that appears in our Annual Report on Form 10–K for the year ended December 31, 2011. The historical financial information presented may not be indicative of our future performance.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes contained in our Annual Report on Form 10–K for the year ended December 31, 2012.

	Year Ended December 31,
(dollars in millions)	2012	2011	2010
Statements of operations data:
Net sales	$20,992	$22,767	$18,832
Net income (loss)	237	417	(164)
Less: minority shareholders’ net income	25	74	52

Goodyear net income (loss)	$212	$343	$(216)

Less preferred stock dividends	29	22	—

Goodyear net income (loss) available to common shareholders	$183	$321	$(216)

Balance sheet data:
Cash and cash equivalents	$2,281	$2,772	$2,005
Total assets	16,973	17,629	15,630
Total long term debt and capital leases	4,984	4,945	4,507
Goodyear shareholders’ equity	370	749	644
Total shareholders’ equity	625	1,017	921

Other data:
Adjusted EBITDAP(1)	$2,105	$2,105	$1,702
Capital expenditures	1,127	1,043	944
Cash flow from operating activities	1,038	773	924
Cash flow from investing activities	(1,123)	(902)	(859)
Cash flow from financing activities	(426)	994	179

(1)

Adjusted EBITDAP represents net income (loss) before interest expense, income tax expense, depreciation and amortization expense, net periodic pension cost and rationalization charges and other (income) and expense. Adjusted EBITDAP is a non–GAAP financial measure and should not be construed as an alternative to net income (loss) or other financial measures presented in accordance with U.S. GAAP. We present Adjusted EBITDAP because we believe it is widely used by investors as a means of evaluating a company’s operating performance. It should be noted that companies calculate Adjusted EBITDAP differently; as a result, Adjusted EBITDAP as presented herein may not be comparable to similarly–titled measures reported by other companies. In evaluating Adjusted EBITDAP, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments set forth below. The following table presents the calculation of Adjusted EBITDAP from the most directly comparable U.S. GAAP measure, net income (loss):

	Year Ended December 31,
(dollars in millions)	2012	2011	2010
Net income (loss)	$237	$417	$(164)
Interest expense	357	330	316
Income tax expense	203	201	172
Depreciation and amortization expense	687	715	652
Net periodic pension cost(a)	307	266	300
Other(b)	314	176	426

Adjusted EBITDAP	$2,105	$2,105	$1,702

(a)	Net periodic pension cost excludes curtailments/settlements and termination benefits.
(b)	Other includes rationalization charges and other (income) and expense, which primarily consists of royalty income, interest income, gains and losses on asset sales, foreign currency exchange and financing fees.

RISK FACTORS

Any investment in our notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10–K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below or incorporated by reference herein are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks described below or incorporated by reference herein actually occur, our business, financial condition, liquidity and results of operations could be materially adversely affected. In that event, the trading price of our securities could decline, and you may lose all or part of your investment in our notes. The risks described below or incorporated by reference herein also include forward–looking statements and our actual results may differ substantially from those discussed in these forward–looking statements. See “Forward–Looking Information—Safe Harbor Statement.”

Risks Related to the Notes

The notes and the guarantees of the notes are effectively subordinated to all of the existing and future secured debt of the issuer and the subsidiary guarantors and are structurally subordinated to all debt and other liabilities, including trade payables, of the non–guarantor subsidiaries.

The notes and the guarantees of the notes constitute senior unsecured obligations of The Goodyear Tire & Rubber Company, as issuer of the notes, and our subsidiaries that guarantee the notes, respectively. As a result, the notes and the guarantees are effectively subordinated to all of the existing and future secured debt of the issuer and the guarantor subsidiaries, in each case to the extent of the value of the collateral securing such debt. In the event of any liquidation, dissolution, bankruptcy, reorganization or other similar proceeding of the issuer or any of the guarantor subsidiaries, the assets of the issuer or such guarantor subsidiary will be available to pay obligations on the notes only after all secured claims on the issuer or such guarantor have been paid in full. There may be no assets remaining after such secured claims have been satisfied in full. As of December 31, 2012, (i) the issuer had approximately $5.1 billion of total indebtedness, including capital leases, approximately $1.7 billion of which was secured, and (ii) the guarantor subsidiaries had approximately $3.2 billion of total indebtedness, including capital leases and subsidiary guarantees of the issuer’s indebtedness, approximately $1.2 billion of which was secured.

The notes and the guarantees are structurally subordinated to all indebtedness and other obligations of our subsidiaries that do not guarantee the notes, which includes all of our foreign subsidiaries other than Goodyear Canada Inc. and Wingfoot Mold Leasing Company. All obligations of the non–guarantor subsidiaries, including obligations of trade creditors and tort claimants, will have to be satisfied before any of the assets of the non–guarantor subsidiaries would be available for distribution, upon a liquidation, dissolution, bankruptcy or otherwise, to the issuer or any guarantor subsidiary. The non–guarantor subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make funds available to pay those amounts, whether by dividend, distribution, loan or other payment. For and as of the year ended December 31, 2012, without including eliminations for intercompany transactions, our non–guarantor subsidiaries had (i) net sales of approximately $22.4 billion and Goodyear net income of $100 million, (ii) total assets of approximately $15.1 billion and (iii) total indebtedness of approximately $1.6 billion. For a presentation of the financial information required by Rule 3–10 of Regulation S–X for our guarantor subsidiaries and our non–guarantor subsidiaries, see “Note to the Consolidated Financial Statements No. 22, Consolidating Financial Information” in our Annual Report on Form 10–K for the year ended December 31, 2012.

A court could cancel the guarantees of the notes by our subsidiaries under fraudulent transfer law.

Certain of our U.S. and Canadian subsidiaries will guarantee the notes. Although the guarantees provide you with a direct unsecured claim against the assets of the guarantors, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, in certain circumstances a court could cancel a guarantee and order the return of any payments made thereunder to the subsidiary or to a fund for the benefit of its creditors.

A court might take these actions if it found, among other things, that when the guarantor incurred the debt evidenced by its guarantee (i) it received less than reasonably equivalent value or fair consideration for the incurrence of the debt and (ii) any one of the following conditions was satisfied:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence;

•	the guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	the guarantor intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

In applying the above factors, a court would likely find that a guarantor did not receive fair consideration or reasonably equivalent value for its guarantee, except to the extent that it benefited directly or indirectly from the notes issuance. The determination of whether a guarantor was or was not rendered “insolvent” when it entered into its guarantee will vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its assets at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, including contingent or unliquidated debts, as they mature.

If a court canceled a guarantor’s guarantee, you would no longer have a claim against that guarantor or its assets. Our assets and the assets of the remaining guarantors may not be sufficient to pay the amount then due under the notes.

Our corporate structure may materially adversely affect our ability to meet our debt service obligations under the notes.

A significant portion of our consolidated assets is held by our subsidiaries. We have manufacturing or sales operations in most countries in the world, often through subsidiary companies. Our cash flow and our ability to service our debt, including the notes, depends on the results of operations of these subsidiaries and upon the ability of these subsidiaries to make distributions of cash to us, whether in the form of dividends, loans or otherwise. In recent years, our foreign subsidiaries have been a significant source of cash flow for our business. In certain countries where we operate, transfers of funds into or out of such countries are generally or periodically subject to various restrictive governmental regulations and there may be adverse tax consequences to such transfers. In addition, our debt instruments in certain cases place limitations on the ability of our subsidiaries to make distributions of cash to us. While the indenture governing the notes limits our ability to enter into agreements that restrict our ability to receive dividends and other distributions from our subsidiaries, these limitations are subject to a number of significant exceptions. We are generally permitted to enter into such instruments in connection with financing our foreign subsidiaries, and limitations in existing agreements are not restricted. Furthermore, our subsidiaries are separate and distinct legal entities and those that are not subsidiary guarantors of the notes have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose.

If the notes are rated investment grade at any time by both Standard & Poor’s and Moody’s, certain covenants contained in the indenture will be suspended, and the holders of the notes will lose the protection of these covenants.

The indenture governing the notes contains certain covenants that will be suspended and cease to have any effect from and after the first date when the notes are rated investment grade by both Standard & Poor’s and Moody’s. See “Description of Notes—Certain Covenants—Suspended Covenants.” These covenants restrict, among other things, our ability to pay dividends, incur certain liens, incur additional debt and to enter into certain types of transactions. Because these restrictions would not apply to the notes at any time that the notes are rated investment grade, the holders of the notes would not be able to prevent us from incurring substantial additional debt and granting additional liens on our property. If after these covenants are suspended, Standard & Poor’s or Moody’s were to downgrade their ratings of such notes to a non–investment grade level, the covenants would be reinstated and the holders of the notes would again have the protection of these covenants. However, any liens or indebtedness incurred or other transactions entered into during such time as the notes were rated investment grade would be permitted to remain in effect.

We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture governing the notes and holders may be unable to require us to repurchase notes in certain circumstances.

Upon the occurrence of specific change of control events under the indenture governing the notes, we will be required to offer to repurchase all of the notes then outstanding at 101% of the principal amount, plus accrued and unpaid interest, to the date of repurchase. A change of control may also accelerate our obligations to repay amounts outstanding under our credit agreements and require us (or our subsidiaries) to make a similar offer to purchase our 8.75% Notes due 2020, our 8.25% Senior Notes due 2020, our 7% Senior Notes due 2022 and the 6.75% Senior Notes due 2019 of Goodyear Dunlop Tires Europe B.V. (“GDTE”), which we guarantee. Any of our future debt agreements may contain a similar provision. We may not have sufficient assets or be able to obtain sufficient third party financing on favorable terms to satisfy all of our obligations under the notes and our other current and future debt agreements upon a change of control.

Under the terms of our existing credit agreements, a change in control will result in an event of default. Any future credit agreements or other agreements or instruments relating to indebtedness to which we become a party may contain restrictions on our ability to offer to repurchase the notes in connection with a change of control. In the event a change of control occurs at a time when we are prohibited from offering to purchase the notes, we could attempt to obtain the consent of the lenders under those agreements or attempt to refinance the related indebtedness, but may not be successful.

In addition, holders may not be able to require us to repurchase their notes in certain circumstances involving a significant change in the composition of our board of directors.

Under the terms of the indenture governing the notes, we are required to offer to repurchase the notes if, during any two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our shareholders was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office. The Court of Chancery of Delaware has found that, in a proxy contest where shareholders nominated their own slate of directors, the occurrence of a “change of control” under an indenture governed by New York law could be avoided if the directors “approved” the dissident slate of directors solely for purposes of the indenture but did not otherwise endorse them. In taking such action, the board of directors must determine in good faith that the election of the dissident nominees would not be materially adverse to the corporation or its stockholders but is not required to take into consideration the interests of the holders of debt securities in making this determination. The indenture governing the notes will be governed by New York law. As a result, in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board of directors does not endorse a dissident slate of directors but “approves” them for purposes of the indenture governing the notes, holders of the notes may not be entitled to require us to make a change of control offer.

Your right to require us to redeem the notes is limited.

The holders of notes have limited rights to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the change of control provisions of the indenture governing the notes will not afford any protection in a highly leveraged transaction, including a transaction initiated by us, if such transaction does not result in a change of control or otherwise result in an event of default under the indenture. Accordingly, the change of control provision is likely to be of limited effect in such situations.

If an active trading market does not develop for the notes, you may be unable to sell the notes or to sell them at a price you deem sufficient.

The notes will constitute a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue their market–making activities at any time without notice. As a result, the market price of the new notes could be adversely affected. We cannot give you any assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their notes; or

•	the price at which holders would be able to sell their notes.

Even if a trading market develops, the notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes;

•	the market for similar notes; and

•	our operating performance and financial condition.

Moreover, the market for non–investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the notes, regardless of our prospects or performance.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $884 million. We intend to use the net proceeds from this offering to fund contributions to our frozen U.S. pension plans and, to the extent not used for such purpose, for general corporate purposes.

CAPITALIZATION

The following table shows our cash and cash equivalents and our consolidated historical capitalization as of December 31, 2012:

•	on an actual basis; and

•	on an as–adjusted basis to give effect to the sale of the notes offered hereby.

As described under the caption “Use of Proceeds,” we intend to use the net proceeds from this offering to fund contributions to our frozen U.S. pension plans and, to the extent not used for such purpose, for general corporate purposes. For more information on the use of proceeds from this offering, see “Use of Proceeds.”

No adjustments have been made to reflect normal course operations by us, or other developments with our business, after December 31, 2012, and thus the as–adjusted information provided below is not indicative of our actual cash position or capitalization at any date. This table should be read in conjunction with the consolidated financial statements of the Company, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2012
	(unaudited)
(dollars in millions)	Actual	As Adjusted(1)
Cash and cash equivalents	$2,281	$3,165
Total debt:
European Credit Facility(2)	$—	$—
U.S. First Lien Revolving Credit Facility(3)	—	—
U.S. Second Lien Term Loan Facility	1,194	1,194
Pan-European Accounts Receivable Securitization Facility	192	192
6.75% Euro Notes due 2019	330	330
8.75% Notes due 2020	266	266
8.25% Senior Notes due 2020	994	994
6.500% Senior Notes due 2021 offered hereby	—	900
7% Senior Notes due 2022	700	700
7% Notes due 2028	149	149
Chinese Credit Facilities	471	471
Other U.S. and international debt	630	630
Notes payable and overdrafts	102	102
Capital leases	58	58

Total debt	$5,086	$5,986

Minority shareholders’ equity	534	534
Goodyear shareholders’ equity(4)	370	370
Minority shareholders’ equity nonredeemable	255	255

Total capitalization	$6,245	$7,145

Global unfunded pension liability	$3,522	$3,522

(1)	The net proceeds from this offering are reflected in the “as adjusted” column as an increase in our cash and cash equivalents pending their use as described under “Use of Proceeds”.
(2)	Excludes $10 million in outstanding letters of credit as of December 31, 2012.
(3)	Excludes $400 million in outstanding letters of credit as of December 31, 2012.
(4)	Goodyear shareholders’ equity includes (i) common stock, without par value, 450,000,000 shares authorized, 245,240,762 shares outstanding at December 31, 2012, actual and (ii) preferred stock, without par value, 50,000,000 shares authorized, 10,000,000 shares outstanding at December 31, 2012, actual.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges(1)	1.75x	2.17x	*	**	1.33x

*	Earnings for the year ended December 31, 2010 were inadequate to cover fixed charges. The coverage deficiency was $22 million.
**	Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges. The coverage deficiency was $372 million.

(1)	For purposes of calculating our ratio of earnings to fixed charges:

•

Earnings consist of pre–tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus (i) amortization of previously capitalized interest and (ii) distributed income of equity investees less (i) capitalized interest and (ii) minority interest in pre–tax income of consolidated subsidiaries with no fixed charges.

•

Fixed charges consist of (i) interest expense, (ii) capitalized interest, (iii) amortization of debt discount, premium or expense, (iv) the interest portion of rental expense (estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor) and (v) proportionate share of fixed charges of investees accounted for by the equity method.

•

The consolidated ratio of earnings to fixed charges is determined by adding back fixed charges, as defined above, to earnings, as defined above, which is then divided by fixed charges, as defined above.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data for each of the years ended December 31, 2012, 2011, 2010, 2009 and 2008. The selected historical statement of operations data for the years ended December 31, 2012, 2011 and 2010 and the selected historical balance sheet data as of December 31, 2012 and 2011 have been derived from our audited consolidated financial statements and related notes that appear in our Annual Report on Form 10–K for the year ended December 31, 2012, which is incorporated by reference herein and in the accompanying prospectus. The selected historical statement of operations data for the year ended December 31, 2009 and the selected historical balance sheet data as of December 31, 2010 have been derived from our audited consolidated financial statements and related notes that appear in our Annual Report on Form 10–K for the year ended December 31, 2011. The selected historical statement of operations data for the year ended December 31, 2008 and the selected historical balance sheet data as of December 31, 2009 have been derived from our audited consolidated financial statements and related notes that appear in our Annual Report on Form 10–K for the year ended December 31, 2010. The selected historical balance sheet data as of December 31, 2008 have been derived from our audited consolidated financial statements and related notes that appear in our Annual Report on Form 10-K for the year ended December 31, 2009. The consolidated financial data below is only a summary. It should be read in conjunction with our historical consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual, quarterly and current reports filed by us with the SEC. See “Where You Can Find More Information.” The historical financial information presented may not be indicative of our future performance.

(in millions, except per share amounts)	Year ended December 31,(1)
	2012(2)	2011(3)	2010(4)	2009(5)	2008(6)
Statement of operations data:
Net sales	$20,992	$22,767	$18,832	$16,301	$19,488

Net income (loss)	$237	$417	$(164)	$(364)	$(23)
Less: minority shareholders’ net income	25	74	52	11	54

Goodyear net income (loss)	$212	$343	$(216)	$(375)	$(77)
Less: preferred stock dividends	29	22	—	—	—

Goodyear net income (loss) available to common shareholders	$183	$321	$(216)	$(375)	$(77)

Goodyear net income (loss) available to common shareholders per share of common stock:
Basic	$0.75	$1.32	$(0.89)	$(1.55)	$(0.32)
Diluted	$0.74	$1.26	$(0.89)	$(1.55)	$(0.32)

Balance sheet data:
Total assets	$16,973	$17,629	$15,630	$14,410	$15,226
Long term debt and capital leases due within one year	96	156	188	114	582
Long term debt and capital leases	4,888	4,789	4,319	4,182	4,132
Goodyear shareholders’ equity	370	749	644	735	1,022
Total shareholders’ equity	625	1,017	921	986	1,253

Dividends per common share	—	—	—	—	—

(1)	Refer to “Principles of Consolidation” and “Recently Issued Accounting Pronouncements” in the Note to the Consolidated Financial Statements No. 1, Accounting Policies in our Annual Report on Form 10–K for the year ended December 31, 2012.
(2)	Goodyear net income in 2012 included net after-tax charges of $325 million, or $1.32 per share—diluted, due to rationalization charges, including accelerated depreciation and asset write-offs; charges related to the early redemption of debt and a credit facility amendment and restatement; charges related to labor claims with respect to a previously closed facility; charges related to a tornado in the United States; settlement charges related to a pension plan; discrete charges related to income taxes; and charges related to a strike in South Africa. Goodyear net income in 2012 also included net after-tax gains of $35 million, or $0.14 per share—diluted, related to insurance recoveries for a flood in Thailand and gains on asset sales.
(3)	Goodyear net income in 2011 included net after–tax charges of $217 million, or $0.80 per share—diluted, due to rationalization charges, including accelerated depreciation and asset write–offs; charges related to the early redemption of debt; charges related to a flood in Thailand; and charges related to a tornado in the United States. Goodyear net income in 2011 also included net after–tax benefits of $51 million, or $0.19 per share—diluted, from the benefit of certain tax adjustments and gains on asset sales.
(4)	Goodyear net loss in 2010 included net after–tax charges of $445 million, or $1.84 per share—diluted, due to rationalization charges, including accelerated depreciation and asset write–offs; the devaluation of the Venezuelan bolivar fuerte against the U.S. dollar; charges related to the early redemption of debt and the debt exchange offer; charges related to the disposal of a building in the Philippines; a one–time importation cost adjustment; supplier disruption costs; a charge related to a claim regarding the use of value–added tax credits in prior periods; and charges related to a strike in South Africa. Goodyear net loss in 2010 also included net after–tax benefits of $104 million, or $0.43 per share—diluted, from gains on asset sales; favorable settlements with suppliers; an insurance recovery; and the benefit of certain tax adjustments.
(5)	Goodyear net loss in 2009 included net after–tax charges of $277 million, or $1.16 per share—diluted, due to rationalization charges, including accelerated depreciation and asset write–offs; asset sales; the liquidation of our subsidiary in Guatemala; a legal reserve for a closed facility; and our United Steelworkers (“USW”) labor contract. Goodyear net loss in 2009 also included net after–tax benefits of $156 million, or $0.65 per share—diluted, due to non–cash tax benefits related to losses from our U.S. operations; benefits primarily resulting from certain income tax items including the release of the valuation allowance on our Australian operations and the settlement of our 1997 through 2003 Competent Authority claim between the United States and Canada; and the recognition of insurance proceeds related to the settlement of a claim as a result of a fire at our manufacturing facility in Thailand.
(6)	Goodyear net loss in 2008 included net after–tax charges of $311 million, or $1.29 per share—diluted, due to rationalization charges, including accelerated depreciation and asset write–offs; costs related to the redemption of long–term debt; write–offs of deferred debt issuance costs associated with refinancing and redemption activities; general and product liability—discontinued products; VEBA–related charges; charges related to Hurricanes Ike and Gustav; losses from the liquidation of our subsidiary in Jamaica; charges related to the exit of our Moroccan business; and the valuation allowance on our investment in The Reserve Primary Fund. Goodyear net loss in 2008 also included net after–tax benefits of $68 million, or $0.28 per share—diluted, from asset sales; settlements with suppliers; and the benefit of certain tax adjustments.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

$2.0 Billion Amended and Restated First Lien Revolving Credit Facility Due 2017

Our amended and restated first lien revolving credit facility is available in the form of loans or letters of credit, with letter of credit availability limited to $800 million. Subject to the consent of the lenders whose commitments are to be increased, we may request that the facility be increased by up to $250 million. Our obligations under the facility are guaranteed by most of our wholly–owned U.S. and Canadian subsidiaries. Our obligations under the facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:

•	U.S. and Canadian accounts receivable and inventory;

•	certain of our U.S. manufacturing facilities;

•	equity interests in our U.S. subsidiaries and up to 65% of the equity interests in our directly owned foreign subsidiaries, excluding GDTE and its subsidiaries; and

•	substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.

Availability under the facility is subject to a borrowing base, which is based on eligible accounts receivable and inventory of the parent company and certain of its U.S. and Canadian subsidiaries, after adjusting for customary factors that are subject to modification from time to time by the administrative agent or the majority lenders at their discretion (not to be exercised unreasonably). Modifications are based on the results of periodic collateral and borrowing base evaluations and appraisals. To the extent that our eligible accounts receivable and inventory decline, our borrowing base will decrease and the availability under the facility may decrease below $2.0 billion. In addition, if the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to prepay borrowings and/or cash collateralize letters of credit sufficient to eliminate the excess. As of December 31, 2012, our borrowing base, and therefore our availability, under this facility was $361 million below the facility’s stated amount of $2.0 billion.

The facility, which matures on April 30, 2017, contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. In addition, in the event that the availability under the facility plus the aggregate amount of our Available Cash is less than $200 million, we will not be permitted to allow our ratio of EBITDA to Consolidated Interest Expense to be less than 2.0 to 1.0 for any period of four consecutive fiscal quarters. “Available Cash,” “EBITDA” and “Consolidated Interest Expense” have the meanings given them in the facility.

The facility has customary representations and warranties and requires, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in our financial condition since December 31, 2011. The facility also has customary defaults, including a cross–default to material indebtedness of the parent company and its subsidiaries.

If Available Cash plus the availability under the facility is greater than $1.0 billion, amounts drawn under the facility will bear interest, at our option, at (i) 150 basis points over LIBOR or (ii) 50 basis points over an alternative base rate (the higher of the prime rate, the federal funds rate plus 50 basis points or LIBOR plus 100 basis points), and undrawn amounts under the facility will be subject to an annual commitment fee of 37.5 basis points. If Available Cash plus the availability under the facility is equal to or less than $1.0 billion, then amounts drawn under the facility will bear interest, at our option, at (i) 175 basis points over LIBOR or (ii) 75 basis points over an alternative base rate, and undrawn amounts under the facility will be subject to an annual commitment fee of 25 basis points.

As of December 31, 2012, we had no borrowings and $400 million of letters of credit issued under the revolving credit facility.

$1.2 Billion Amended and Restated Second Lien Term Loan Facility Due 2019

Our amended and restated second lien term loan facility may be increased by up to $300 million at our request, subject to the consent of the lenders making such additional term loans. Our obligations under this facility are guaranteed by most of our wholly–owned U.S. and Canadian subsidiaries and are secured by second priority security interests in the same collateral securing the $2.0 billion first lien revolving credit facility. The facility, which matures on April 30, 2019, contains covenants, representations, warranties and defaults similar to those in the $2.0 billion first lien revolving credit facility. In addition, if our Pro Forma Senior Secured Leverage Ratio (the ratio of Consolidated Net Secured Indebtedness to EBITDA) for any period of four consecutive fiscal quarters is greater than 3.0 to 1.0, before we may use cash proceeds from certain asset sales to repay any junior lien, senior unsecured or subordinated indebtedness, we must first offer to use such cash proceeds to prepay borrowings under the second lien term loan facility. “Pro Forma Senior Secured Leverage Ratio,” “Consolidated Net Secured Indebtedness” and “EBITDA” have the meanings given them in the facility.

Loans under this facility bear interest, at our option, at (i) 375 basis points over LIBOR (subject to a minimum LIBOR rate of 100 basis points) or (ii) 275 basis points over an alternative base rate (the higher of the prime rate, the federal funds rate plus 50 basis points or LIBOR plus 100 basis points).

As of December 31, 2012, this facility was fully drawn.

€400 Million Amended and Restated Senior Secured European Revolving Credit Facility Due 2016

Our amended and restated senior secured European revolving credit facility consists of (i) a €100  million German tranche that is available only to Goodyear Dunlop Tires Germany GmbH (the “German borrower”) and (ii) a €300 million all–borrower tranche that is available to GDTE, the German borrower and certain of GDTE’s other subsidiaries. Up to €50 million in letters of credit are available for issuance under the all–borrower tranche. Amounts drawn under the facility will bear interest at LIBOR plus 250 basis points for loans denominated in U.S. dollars or pounds sterling and EURIBOR plus 250 basis points for loans denominated in euros, and undrawn amounts under the facility will be subject to an annual commitment fee of 50 basis points.

GDTE and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany provide guarantees to support the facility. GDTE’s obligations under the facility and the obligations of its subsidiaries under the related guarantees are secured by security interests in collateral that includes, subject to certain exceptions:

•	the capital stock of the principal subsidiaries of GDTE; and

•

a substantial portion of the tangible and intangible assets of GDTE and GDTE’s subsidiaries in the United Kingdom, Luxembourg, France and Germany, including certain accounts receivable, inventory, real property, equipment, contract rights and cash accounts, but excluding certain accounts receivable and cash accounts in subsidiaries that are or may become parties to securitization programs.

The German guarantors secure the German tranche on a first–lien basis and the all–borrower tranche on a second–lien basis. GDTE and its other subsidiaries that provide guarantees secure the all–borrower tranche on a first–lien basis and do not provide collateral support for the German tranche. The Company and its U.S. subsidiaries and primary Canadian subsidiary that guarantee our U.S. senior secured credit facilities described above also provide unsecured guarantees in support of the facility.

The facility, which matures on April 20, 2016, contains covenants similar to those in our first lien revolving credit facility, with additional limitations applicable to GDTE and its subsidiaries. In addition, under the facility, GDTE’s ratio of Consolidated Net J.V. Indebtedness to Consolidated European J.V. EBITDA for the period of four consecutive fiscal quarters is not permitted to be greater than 3.0 to 1.0 at the end of any fiscal quarter. Consolidated Net J.V. Indebtedness is determined net of the sum of (1) cash and cash equivalents in excess of $100 million held by GDTE and its subsidiaries, (2) cash and cash equivalents in excess of $150 million held by the parent company and its U.S. subsidiaries and (3) availability under our first lien revolving credit facility if available borrowings under our first lien revolving credit facility plus Available Cash (as defined thereunder) is equal to or greater than $150 million and the conditions to borrowing thereunder are met. Consolidated Net J.V. Indebtedness also excludes loans from other consolidated Goodyear entities. “Consolidated Net J.V. Indebtedness” and “Consolidated European J.V. EBITDA” have the meanings given them in the facility.

The facility has customary representations and warranties and requires, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in our financial condition since December 31, 2010. The facility also has customary defaults, including a cross–default to material indebtedness of the parent company and its subsidiaries.

As of December 31, 2012, there were no borrowings outstanding under either the German or the all–borrower tranche. Letters of credit issued under the all–borrower tranche totaled $10 million (€7 million) as of December 31, 2012.

International Accounts Receivable Securitization Facilities (On-Balance Sheet)

GDTE and certain of its subsidiaries are parties to a pan–European accounts receivable securitization facility that provides up to €450 million of funding and expires in 2015. Utilization under this facility is based on current available receivable balances. The facility is subject to the customary renewal of its back–up liquidity commitments. On October 18, 2012, the back-up liquidity commitments were renewed for a two-year period.

The facility involves an ongoing daily sale of substantially all of the trade accounts receivable of certain GDTE subsidiaries to a bankruptcy–remote French company controlled by one of the liquidity banks in the facility. These subsidiaries retain servicing responsibilities. It is an event of default under the facility if the ratio of GDTE’s consolidated net indebtedness to its consolidated EBITDA is greater than 3.0 to 1.0. This financial covenant is substantially similar to the covenant included in our European revolving credit facility described above. As of December 31, 2012, the amount available under this program totaled $348 million (€264 million) and the amount utilized totaled $192 million (€145 million). The program did not qualify for sale accounting, and accordingly, these amounts are included in Long Term Debt and Capital Leases.

In addition to the pan–European accounts receivable securitization facility discussed above, subsidiaries in Australia have an accounts receivable securitization program. As of December 31, 2012, the amount available under this program totaled $99 million and the amount utilized totaled $40 million. The receivables sold under this program also serve as collateral for the related facility. We retain the risk of loss related to these receivables in the event of non–payment. These amounts are included in Long Term Debt and Capital Leases due Within One Year as of December 31, 2012.

Accounts Receivable Factoring Facilities (Off-Balance Sheet)

Various subsidiaries sold certain of their trade receivables under off-balance sheet programs. For these programs, we have concluded that there is generally no risk of loss to us from non-payment of the sold receivables. As of December 31, 2012, the gross amount of receivables sold was $243 million.

Other Foreign Credit Facilities

Our Chinese subsidiary has several financing arrangements in China. As of December 31, 2012, these non–revolving credit facilities had total unused availability of 360 million renminbi ($57 million) and can only be used to finance the relocation and expansion of our manufacturing facility in China. There were $471 million of borrowings outstanding under these facilities as of December 31, 2012. The facilities ultimately mature in 2020 and principal amortization begins in 2015. The facilities contain covenants relating to our Chinese subsidiary and have customary representations and warranties and defaults relating to our Chinese subsidiary’s ability to perform its obligations under the facilities.

Other Domestic Debt

On April 13, 2011, we entered into agreements for the construction of a new Global and North American Tire Headquarters facility in Akron, Ohio. We concurrently entered into an agreement to occupy the facility under a 27–year lease, including the two–year construction period, with multiple renewal options available at our discretion. In addition, on October 31, 2011, we entered into similar agreements for the construction and lease of a new parking deck adjacent to the Headquarters facility. Due to our continuing involvement with the financing during construction of the Headquarters facility and the parking deck, we will record a non–cash increase to fixed assets and financing liabilities on our Consolidated Balance Sheet as costs are incurred during the construction period. The total cost of the project is expected to be $200 million, of which approximately $60 million will be funded by government financing and incentives. The total financing liability is expected to approximate $140 million, of which $135 million has been recorded in Long Term Debt and Capital Leases as of December 31, 2012.

Other Debt Securities

We have outstanding $1.0 billion in aggregate principal amount of 8.25% Senior Notes due 2020 and $700 million in aggregate principal amount of 7% Senior Notes due 2022. These notes are unsecured senior obligations and are guaranteed by our U.S. and Canadian subsidiaries that also guarantee our obligations under our first and second lien credit facilities described above. The terms of our indentures for these notes, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. For example, if these notes are assigned an investment grade rating by Moody’s and Standard & Poor’s and no default has occurred or is continuing, certain covenants will be suspended. The indentures for these notes have customary defaults, including a cross-default to material indebtedness of the parent company and its subsidiaries.

We also have outstanding $282 million in aggregate principal amount of 8.75% Notes due 2020 and $150 million in aggregate principal amount of 7% Notes due 2028. These notes are unsecured senior obligations and the 8.75% Notes are guaranteed by our U.S. and Canadian subsidiaries that also guarantee our obligations under our first and second lien credit facilities described above. The terms of the indenture for these notes, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur secured debt, (ii) engage in sale and leaseback transactions, and (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications.

GDTE has outstanding €250  million in aggregate principal amount of 6.75% Senior Notes due 2019. These notes are unsecured senior obligations of GDTE and are guaranteed, on an unsecured senior basis, by the parent company and our U.S. and Canadian subsidiaries that also guarantee our obligations under our first and second lien credit facilities described above. The terms of the indenture for these notes, among other things, limit our ability and the ability of certain of our subsidiaries, including GDTE, to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets. These covenants are subject to significant exceptions and qualifications. For example, if these notes are assigned an investment grade rating by Moody’s and Standard & Poor’s and no default has occurred or is continuing, certain covenants will be suspended. The indenture has customary defaults, including a cross–default to material indebtedness of the parent company and its subsidiaries.

DESCRIPTION OF NOTES

Definitions of certain terms used in this Description of Notes may be found under the heading “Certain Definitions.” For purposes of this section, the term “Company” refers only to The Goodyear Tire & Rubber Company and not to any of its Subsidiaries; the terms “we,” “our” and “us” refer to The Goodyear Tire & Rubber Company and, where the context so requires, certain or all of its Subsidiaries. Certain of the Company’s Subsidiaries will guarantee the notes and therefore will be subject to many of the provisions contained in this Description of Notes. Each Subsidiary which guarantees the notes is referred to in this section as a “Subsidiary Guarantor.” Each such guarantee is termed a “Subsidiary Guarantee.”

The notes will be issued under the indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by a Third Supplemental Indenture to be dated as of February 25, 2013 (together with the Base Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The Indenture contains provisions which define your rights under the notes. In addition, the Indenture governs the obligations of the Company and of each Subsidiary Guarantor under the notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

The following description is meant to be only a summary of the provisions of the Indenture that we consider material. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture because the Indenture, and not this description, governs your rights as Holders. You may request copies of the Indenture at our address set forth under the heading “Incorporation of Certain Documents by Reference.”

Overview of the Notes

The notes:

•	will be unsecured senior obligations of the Company;

•	will be senior in right of payment to all future Subordinated Obligations of the Company; and

•	will be guaranteed by each Subsidiary Guarantor.

Principal, Maturity and Interest

We will initially issue the notes in an aggregate principal amount of $900 million. The notes will mature on March 1, 2021. We will issue the notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

Each note we issue will bear interest at a rate of 6.500% per annum beginning on February 25, 2013 or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the February 15 or August 15 immediately preceding the interest payment date on March 1 and September 1 of each year. The first interest payment date will be September 1, 2013.

Indenture May be Used for Future Issuances

We may issue additional notes (“Additional Notes”) having identical terms and conditions to the notes we are currently offering; provided, however, that we will only be permitted to issue such Additional Notes if at the time of and after giving effect to such issuance the Company and its Restricted Subsidiaries are in compliance with the covenants contained in the Indenture, including the covenant relating to the Incurrence of additional Indebtedness. Any Additional Notes will be part of the same issue as the notes that we are currently offering, will vote on all matters with such notes and will be fungible with such notes for tax purposes. We may also issue one or more other series of debt securities under the Base Indenture and subsequent supplemental indentures.

Paying Agent and Registrar

We will pay the principal of, premium, if any, and interest on the notes at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office for payment on the notes is Wells Fargo Bank, N.A., Corporate Trust Operations, 608 Second Avenue South, N9 303-121, Minneapolis, MN 55479. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses or, with respect to global notes, by wire transfer.

Holders may exchange or transfer their notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

Except as set forth under this section, we may not redeem the notes prior to March 1, 2016. On or after this date, we may redeem the notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 1 of the years set forth below:

Year	Redemption price
2016	104.875%
2017	103.250%
2018	101.625%
2019 and thereafter	100.000%

Prior to March 1, 2016, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings by the Company, at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1) at least 65% of the original aggregate principal amount of the notes (calculated giving effect to any issuance of Additional Notes) remains outstanding after giving effect to any such redemption; and

(2) any such redemption by the Company must be made within 90 days after the closing of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

In addition, prior to March 1, 2016, we may at our option redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a note at any redemption date, the greater of (1) 1.00% of the principal amount of such note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such note on March 1, 2016 (such redemption price being described in the first paragraph in this section exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such note through March 1, 2016 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after March 1, 2016, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes from the redemption date to March 1, 2016 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to March 1, 2016.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or if not possible, such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means one of the Reference Treasury Dealers selected by the Company.

“Reference Treasury Dealer” means Goldman, Sachs & Co. and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government Obligation securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection

If we partially redeem the notes, the Trustee, subject to the procedures of DTC, will select the notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note less than $1,000 in original principal amount will be redeemed in part. If we redeem any note in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of the notes to be redeemed, plus accrued and unpaid interest thereon.

Subsidiary Guarantees

The Subsidiary Guarantors, as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the notes, whether for payment of principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Each of the Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company will cause each Restricted Subsidiary that enters into a Guarantee of any Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the notes. See “Certain Covenants—Future subsidiary guarantors” below.

Each Subsidiary Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

The Subsidiary Guarantee of a Subsidiary Guarantor also will be released:

(1) upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of the Company or of such Subsidiary Guarantor) or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

(2) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;

(3) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(4) unless there is then existing an Event of Default, at such time and for so long as any such Subsidiary Guarantor that became a Subsidiary Guarantor after the Issue Date pursuant to the covenant described under “Certain Covenants—Future subsidiary guarantors” does not Guarantee any Indebtedness that would have required such Subsidiary Guarantor to enter into a supplemental indenture pursuant to the covenant described under “Certain Covenants—Future subsidiary guarantors”;

(5) at our election, during any Suspension Period; or

(6) if we exercise our legal defeasance option or our covenant defeasance option as described under “Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

The Company shall notify the Trustee and the Holders if the Subsidiary Guarantee of any Subsidiary Guarantor is released. The Trustee shall execute and deliver an appropriate instrument confirming the release of any such Subsidiary Guarantor upon request of the Company as provided in the Indenture.

Ranking

The indebtedness evidenced by these notes and the Subsidiary Guarantees is unsecured and ranks pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be. The notes are guaranteed by the Subsidiary Guarantors.

The notes are unsecured obligations of the Company. Secured debt and other secured obligations of the Company (including any obligations with respect to the Credit Agreements) will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

The Company currently conducts a portion of its operations through its Subsidiaries. To the extent such Subsidiaries are not Subsidiary Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders. The notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company that are not Subsidiary Guarantors.

As of and for the year ended December 31, 2012:

(1) the Subsidiary Guarantors had total assets of approximately $1.7 billion, and generated net sales of approximately $2.9 billion and Goodyear net income of approximately $68 million; and

(2) the Subsidiaries of the Company, other than those Subsidiaries that are Subsidiary Guarantors, had total assets of approximately $15.1 billion, and generated net sales of approximately $22.4 billion and Goodyear net income of approximately $100 million.

The above financial information does not include eliminations for intercompany transactions.

As of December 31, 2012, there was outstanding:

(1) approximately $3.5 billion of Senior Indebtedness of the Company, of which approximately $1.4 billion was secured (exclusive of unused commitments under the Credit Agreements);

(2) approximately $3.2 billion of Senior Indebtedness of the Subsidiary Guarantors, of which approximately $1.2 billion was secured. Substantially all of such Senior Indebtedness consists of Guarantees of the Company’s Senior Indebtedness; and

(3) approximately $1.6 billion of total Indebtedness of the Subsidiaries of the Company, other than those Subsidiaries that are Subsidiary Guarantors.

The above financial information does not include eliminations for intercompany transactions.

For a presentation of the financial information required by Rule 3–10 of Regulation S–X for our guarantor subsidiaries and our non–guarantor subsidiaries, see “Note to the Consolidated Financial Statements No. 22, Consolidating Financial Information” in our Annual Report on Form 10–K for the year ended December 31, 2012.

Although the Indenture limits the incurrence of Indebtedness by the Company and its Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of additional Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness and, subject to certain limitations, may be secured. See “Certain Covenants—Limitation on indebtedness” below.

The notes will rank equally in all respects with all other Senior Indebtedness of the Company. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Company to purchase all or any part of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (as determined on a Consolidated basis) to another Person, and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control if the notes have been called for redemption to the extent that the Company mails a valid notice of redemption to Holders prior to the Change of Control, and thereafter redeems all notes called for redemption in accordance with the terms set forth in such redemption notice.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on indebtedness,” “—Limitation on liens” and “—Limitation on sale/leaseback transactions.” Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the sale of “all or substantially all” the assets of the Company (as determined on a Consolidated basis). Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to purchase its notes as a result of a sale of less than all of the assets of the Company (as determined on a Consolidated basis) to another Person may be uncertain.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreements. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The provisions under the Indenture relative to the Company’s obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below.

Suspended covenants. Following the first day (the “Suspension Date”) that:

(1) the notes have an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized below under:

(A) “—Limitation on indebtedness”;

(B) “—Limitation on restricted payments”;

(C) “—Limitation on restrictions on distributions from restricted subsidiaries”;

(D) “—Limitation on sales of assets and subsidiary stock”;

(E) “—Limitation on transactions with affiliates”;

(F) “—Future subsidiary guarantors”; and

(G) clause (3) of the first paragraph under the heading “Merger and Consolidation” (collectively, the “Suspended Covenants”).

In addition, the Company may elect to suspend the Subsidiary Guarantees. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Subsidiary Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Company may not designate any Subsidiary to be an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary to be an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) of “—Limitation on indebtedness” or one of the clauses set forth in paragraph (b) of “—Limitation on indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of “—Limitation on indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3)(B) of paragraph (b) of “—Limitation of indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on restricted payments” will be made as though the covenant described under “—Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (a) of “—Limitation on restricted payments” and the items specified in subclause (4)(C) of paragraph (a) of the covenant described under “—Limitation on restricted payments” will increase the amount available to be made under paragraph (a) thereof. For purposes of determining compliance with paragraphs (a) and (b) of the “—Limitation of sales of assets and subsidiary stock”, the Net Available Cash from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero after the Reversion Date.

In addition, the Indenture also permits, without causing a Default or Event of Default, the Company and the Restricted Subsidiaries to honor any contractual commitments to take actions in the future after any date on which the notes no longer have an Investment Grade Rating from both of the Rating Agencies as long as such contractual commitments were entered into during a Suspension Period and not in anticipation of the notes no longer having an Investment Grade Rating from both of the Rating Agencies.

Limitation on indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto and the application of the proceeds therefrom the Consolidated Coverage Ratio would be greater than 2.0:1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(1) (x) U.S. Bank Indebtedness in an aggregate principal amount not to exceed the greater of (A) $3.5 billion, less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness in satisfaction of the Company’s or any Restricted Subsidiary’s obligations under the covenant described under “—Limitation on sales of assets and subsidiary stock” and (B) the sum of (i) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries plus (ii) 80% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (other than any accounts receivable pledged, sold or otherwise transferred or encumbered by the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction), in each case, as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC and (y) European Bank Indebtedness in an aggregate principal amount not to exceed €525.0 million; provided, however, that the amount of Indebtedness that may be Incurred pursuant to this clause (1) shall be reduced by any amount of Indebtedness Incurred and then outstanding pursuant to the election provision of clause (10)(A)(ii) below;

(2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

(3) Indebtedness (A) represented by the notes (not including any Additional Notes) and the Subsidiary Guarantees, (B) outstanding on the Issue Date (other than the Indebtedness described in clauses (1) and (2) above) and (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a);

(4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted

Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) or (ii) the Consolidated Coverage Ratio immediately after giving effect to such Incurrence and acquisition would be greater than such ratio immediately prior to such transaction and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

(5) Indebtedness (A) in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds entered into by the Company or any Restricted Subsidiary in the ordinary course of business, and (B) Hedging Obligations entered into in the ordinary course of business to hedge risks with respect to the Company’s or a Restricted Subsidiary’s interest rate, currency or raw materials pricing exposure and not entered into for speculative purposes;

(6) Purchase Money Indebtedness, Capitalized Lease Obligations and Attributable Debt and Refinancing Indebtedness in respect thereof in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (6) and then outstanding, will not exceed the greater of (A) $600.0 million and (B) 5.0% of Consolidated assets of the Company as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC;

(7) Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of a Financial Officer’s becoming aware of its Incurrence;

(9) any Guarantee (other than the Subsidiary Guarantees) by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture (other than Indebtedness Incurred pursuant to clause (4) above);

(10) (A) Indebtedness of Foreign Subsidiaries in an aggregate principal amount that, when added to all other Indebtedness Incurred pursuant to this clause (10)(A) and then outstanding, will not exceed (i) $1,500.0 million plus (ii) any amount then permitted to be Incurred pursuant to clause (1) above that the Company instead elects to Incur pursuant to this clause (10)(A) and (B) Indebtedness of Foreign Subsidiaries Incurred in connection with a Qualified Receivables Transaction in an amount not to exceed €450.0 million at any one time outstanding;

(11) Indebtedness constituting unsecured Indebtedness or Secured Indebtedness in an amount not to exceed $1,300.0 million and Refinancing Indebtedness in respect thereof; and

(12) Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed $150.0 million.

(c) For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1) Outstanding Indebtedness Incurred pursuant to any of the Credit Agreements prior to or on the Issue Date shall be deemed to have been Incurred pursuant to clause (1) of paragraph (b) above;

(2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of Incurrence and will only be required to include the amount of such Indebtedness in one of such clauses (provided that any Indebtedness originally classified as Incurred pursuant to clauses (b)(2) through (b)(12) above may later be reclassified as having been Incurred pursuant to paragraph (a) or any other of clauses (b)(2) through (b)(12) above to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) or one of clauses (b)(2) through (b)(12) above, as the case may be, if it were Incurred at the time of such reclassification).

(d) For purposes of determining compliance with any U.S. dollar or euro denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent or Euro Equivalent, as the case may be, determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars or euros, as the case may be, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars or euros will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent or Euro Equivalent, as appropriate, of the Indebtedness Refinanced determined on the date of the Incurrence of such Indebtedness, except to the extent that (1) such U.S. Dollar Equivalent or Euro Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the immediately preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent or Euro Equivalent, as appropriate, of such excess, as appropriate, will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on restricted payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) to the direct or indirect holders of its Capital Stock in their capacity as such, except (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Preferred Stock) and (B) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has Capital Stock held by Persons other than the Company or other Restricted Subsidiaries, to such other Persons on no more than a pro rata basis);

(2) purchase, repurchase, redeem, retire or otherwise acquire (“Purchase”) for value any Capital Stock of the Company held by any Person (other than Capital Stock held by the Company or a Restricted Subsidiary) or any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than Capital Stock held by a Restricted Subsidiary) (other than in exchange for Capital Stock of the Company that is not Disqualified Stock);

(3) Purchase for value, prior to scheduled maturity, any scheduled repayment or any scheduled sinking fund payment, any Subordinated Obligations (other than the Purchase for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such Purchase); or

(4) make any Investment (other than a Permitted Investment) in any Person, (any such dividend, distribution, payment, Purchase or Investment being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on indebtedness”; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by a Financial Officer of the Company, whose determination will be conclusive) declared or made subsequent to the Reference Date would exceed the sum, without duplication, of:

(i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Reference Date occurs to the end of the most recent fiscal quarter for which financial statements have been filed with the SEC prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Reference Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Reference Date;

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s Consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Reference Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Reference Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and

(iv) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case realized by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent such sale to such an employee stock ownership plan or trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that:

(A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments under clause (4)(C) of paragraph (a) above, and

(B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) shall be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

(2) any prepayment, repayment or Purchase for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, other Subordinated Obligations or Indebtedness Incurred under clause (a) of the covenant described under “—Limitation on indebtedness”; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(4) any Purchase for value of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Purchases for value will not exceed $10.0 million in any calendar year; provided further, however, that any of the $10.0 million permitted to be applied for Purchases under this clause (4) in a calendar year (and not so applied) may be carried forward for use in the following two calendar years; provided further, however, that such Purchases for value shall be excluded in the calculation of the amount of Restricted Payments;

(5) so long as no Default has occurred and is continuing, payments of dividends on Disqualified Stock issued after the Reference Date pursuant to the covenant described under “—Limitation on indebtedness”; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options and the withholding tax related thereto; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) so long as no Default has occurred and is continuing, any prepayment, repayment or Purchase for value of Subordinated Obligations from Net Available Cash to the extent permitted under the covenant described under “—Limitation on sales of assets and subsidiary stock” below; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments;

(8) payments to holders of Capital Stock (or to the holders of Indebtedness that is convertible into or exchangeable for Capital Stock upon such conversion or exchange) in lieu of the issuance of fractional shares; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

(9) any Restricted Payment in an amount which, when taken together with all Restricted Payments made after the Reference Date pursuant to this clause (9), does not exceed $600.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on restrictions on distributions from restricted subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

(2) make any loans or advances to the Company; or

(3) transfer any of its property or assets to the Company, except:

(A) any encumbrance or restriction pursuant to applicable law, rule, regulation or order or an agreement in effect at or entered into on the Issue Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

(D) in the case of clause (3), any encumbrance or restriction:

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract; or

(ii) contained in mortgages, pledges and other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(F) any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided, however, that such restrictions apply only to such Receivables Entity;

(G) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) above;

(H) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

(I) restrictions on cash or other deposits or net worth imposed by customers, suppliers or, in the ordinary course of business, other third parties; and

(J) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness, or any agreement pursuant to which such Indebtedness was issued, if:

(i) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, or

(ii) at the time such Indebtedness is Incurred, such encumbrance or restriction is not expected to materially affect the Company’s ability to make principal or interest payments on the notes, as determined in good faith by a Financial Officer of the Company, whose determination shall be conclusive.

Limitation on sales of assets and subsidiary stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Additional Assets, and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(A) first, to the extent the Company elects (or is required by the terms of any applicable Indebtedness) (i) to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company or a Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor or (ii) to cause any loan commitment that is available to be drawn under the applicable credit facility and to be Incurred under the Indenture and that when drawn would constitute Secured Indebtedness, to be permanently reduced by the amount of Net Available Cash, in each case, other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock, within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to acquire Additional Assets (or otherwise to make capital expenditures), in each case within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (c) of this covenant below) to purchase notes pursuant to and subject to the conditions set forth in paragraph (c) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to purchase the notes and any Senior Indebtedness of the Company; and

(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Indenture;

provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Notwithstanding the foregoing provisions of this paragraph (3), the Company and its Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $25.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be used or invested in any manner that is not prohibited by the Indenture.

(b) For the purposes of this covenant, the following are deemed to be cash:

•

the assumption of Indebtedness or other obligations of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or obligations in connection with such Asset Disposition;

•

any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration received pursuant to this clause and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of (1) $200.0 million and (2) 1.5% of the total Consolidated assets of the Company as shown on the most recent balance sheet of the Company filed with the SEC;

•

securities, notes or similar obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash; and

•	Temporary Cash Investments.

(c) In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (a)(3)(C) of this covenant, the Company will be required:

(i) to purchase notes tendered pursuant to an offer by the Company for the notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture; and

(ii) to purchase other Senior Indebtedness of the Company on the terms and to the extent contemplated thereby; provided that in no event shall the Company offer to purchase such Senior Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium) or, unless otherwise provided for in such Senior Indebtedness, the accreted amount, if issued with original issue discount, plus accrued and unpaid interest thereon. If the aggregate purchase price of notes (and Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes (and other Senior Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Company will not be required to make an Offer for notes

(and Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $25.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on transactions with affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $25.0 million;

(A) are set forth in writing; and

(B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and

(3) that, in the event such Affiliate Transaction involves an amount in excess of $75.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment permitted to be paid pursuant to the covenant described under “—Limitation on restricted payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, incentive compensation plans, stock options and stock ownership plans approved by the Board of Directors;

(3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;

(4) loans or advances to employees in the ordinary course of business of the Company;

(5) the payment of reasonable fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers and employees of the Company and its Restricted Subsidiaries in the ordinary course of business;

(6) any transaction between or among any of the Company, any Restricted Subsidiary or any joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(7) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(8) any agreement as in effect on the Issue Date and described in this prospectus or in the Company’s SEC filings as filed on or prior to the Issue Date, or any renewals, extensions or amendments of any such agreement (so long as such renewals, extensions or amendments are not less favorable in any material respect to the Company or its Restricted Subsidiaries) and the transactions evidenced thereby;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; or

(10) any transaction effected as part of a Qualified Receivables Transaction.

Limitation on liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired securing any Indebtedness, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

SEC reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

Future subsidiary guarantors. The Company will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or of any Subsidiary Guarantor to become a Subsidiary Guarantor and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Subsidiary will Guarantee payment of the notes. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Limitation on sale/leaseback transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) (A) the Company or such Restricted Subsidiary would be entitled to:

(i) Incur Indebtedness with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness”; and

(ii) create a Lien on such property securing such Indebtedness without equally and ratably securing the notes pursuant to the covenant described under “—Limitation on liens”;

(B) the gross proceeds payable to the Company or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(C) the transfer of such property is permitted by, and, if applicable, the Company applies the proceeds of such transaction in compliance with, the covenant described under “—Limitation on sale of assets and subsidiary stock”; or

(2) the Sale/Leaseback Transaction is with respect to all or a portion of the Company’s properties in Akron, Summit County, Ohio.

Merger and Consolidation

The Company will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in one or a series of related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Limitation on indebtedness” or (B) the Consolidated Coverage Ratio for the Successor Company would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, other than in the case of a lease, will be released from the obligation to pay the principal of and interest on the notes.

In addition, the Company will not permit any Subsidiary Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any Person unless:

(A) except in the case of a Subsidiary Guarantor (i) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (ii) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation organized and existing under the laws of the United States of America, any state thereof, the District of Columbia or any other jurisdiction under which such Subsidiary Guarantor was organized, and such Person (if not such Subsidiary

Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

(B) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(C) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the foregoing:

(A) any Restricted Subsidiary may Consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor and

(B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any state thereof or the District of Columbia to realize tax or other benefits.

Defaults

Each of the following is an Event of Default:

(1) a default in any payment of interest on the notes when due and payable continued for 30 days;

(2) a default in the payment of principal of any note when due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant described under “Merger and Consolidation” above;

(4) the failure by the Company or any Restricted Subsidiary to comply for 30 days after notice with any of its obligations under the covenants described under “Change of Control” or “Certain Covenants” (other than “Certain Covenants—SEC reports”) above (in each case, other than a failure to purchase notes);

(5) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice as specified in the Indenture with its other agreements contained in the Indenture;

(6) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(8) the rendering of any final and nonappealable judgment or decree (not covered by insurance) for the payment of money in excess of $100.0 million or its foreign currency equivalent (treating any deductibles, self-insurance or retention as not so covered) against the Company or a Significant Subsidiary if such final judgment or decree remains outstanding and is not satisfied, discharged or waived within a period of 60 days following such judgment (the “judgment default provision”); or

(9) any Subsidiary Guarantee ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under the Indenture or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice as specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5), (6), (8) or (9) (as to clause (9) only with respect to any Subsidiary Guarantor that is not a Significant Subsidiary) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding notes notify the Company and the Trustee of the default and the Company or the Subsidiary, as applicable, does not cure such default within the time specified in clauses (4), (5), (6), (8) or (9) after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes by notice to the Company (and to the Trustee if given by Holders) may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy;

(3) such Holders have offered the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and

(5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the notes, notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of or interest on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture (as it relates to the notes) or the notes may be amended with the written consent of the Holders of a majority in principal amount of the notes then outstanding voting as a single class and any past default or compliance with any provisions with respect to the notes may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding voting as a single class. However, without the consent of each Holder of an outstanding note affected, no amendment with respect to the notes may, among other things:

(1) reduce the amount of the notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or extend the Stated Maturity of any note;

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “Optional Redemption” above;

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any Holder of notes to receive payment of principal of, and interest on, such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(8) modify the Subsidiary Guarantees in any manner adverse to the Holders of notes.

Without the consent of any Holder of the notes, the Company, the Subsidiary Guarantors and the Trustee, as applicable, may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add additional Guarantees with respect to the notes or to confirm and evidence the release, termination or discharge of any Guarantee when such release, termination or discharge is permitted under the Indenture;

(5) add to the covenants of the Company for the benefit of the Holders of notes or to surrender any right or power conferred upon the Company;

(6) make any change that does not adversely affect the rights of any Holder in any material respect, subject to the provisions of the Indenture;

(7) make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of notes; provided, however, that

(A) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law, and

(B) such amendment does not materially affect the rights of Holders to transfer notes;

(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA; or

(9) convey, transfer, assign, mortgage or pledge as security for the notes any property or assets in accordance with the covenant described under “Certain Covenants—Limitation on liens.”

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

A Holder will be able to transfer or exchange notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the Holder will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

When (1) the Company delivers to the Trustee all outstanding notes for cancellation or (2) all outstanding notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption and, in the case of clause (2), the Company irrevocably deposits with the Trustee funds or U.S. Government Obligations (or any combination thereof) sufficient to pay at maturity or upon redemption all outstanding notes, including premium, if any, interest thereon to maturity or such redemption date, and if in any case the Company pays all other sums payable under the Indenture by the Company, then the Indenture shall, subject to certain exceptions, cease to be of further effect as it relates to the notes.

Defeasance

The Company may, as described below, at any time terminate all its obligations under the Indenture (“legal defeasance”) relating to the notes, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, the Company may, as described below, at any time terminate:

(1) its obligations under the covenants described under “Certain Covenants”, and

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “Defaults” above and the limitations contained in clause (3) under the first paragraph of “Merger and Consolidation” above (“covenant defeasance”).

In the event that the Company exercises its legal defeasance option or its covenant defeasance option with respect to the notes, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5) (with respect only to the Company’s obligations described under “Certain Covenants—SEC reports”), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “Defaults” above or because of the failure of the Company to comply with clause (3) under the first paragraph of “Merger and Consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of and interest in respect of the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

Wells Fargo Bank, N.A. is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes. The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Company, the Subsidiary Guarantors and their and our affiliates in the ordinary course of their respective businesses, subject to the TIA.

Governing Law

The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the provisions described under “Certain Covenants—Limitation on transactions with affiliates” and “Certain Covenants—Limitation on sales of assets and subsidiary stock” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of sales, leases, transfers or dispositions that are part of a common plan) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the provisions described under “Certain Covenants—Limitation on sales of assets and subsidiary stock” only, a disposition subject to the covenant described under “Certain Covenants—Limitation on restricted payments”;

(C) a disposition of assets with a Fair Market Value of less than $10,000,000;

(D) a sale of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(E) a transfer of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(F) a disposition of all or substantially all the Company’s assets (as determined on a Consolidated basis) in accordance with the covenant described under “Merger and Consolidation”; and

(G) any Specified Asset Sale.

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(i) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated), and

(ii) the Attributable Debt determined assuming no such termination.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.

“Bank Indebtedness” means all obligations under the U.S. Bank Indebtedness and European Bank Indebtedness.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of the board of directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements have been filed with the SEC to

(2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(E) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, Asset Disposition or other Investment, the amount of income, EBITDA or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X, as it may be amended or replaced from time to time, promulgated by the SEC.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness is Incurred or repaid under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction that does not result in a Capitalized Lease Obligation,

(2) amortization of debt discount and debt issuance costs,

(3) capitalized interest,

(4) noncash interest expense,

(5) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing,

(6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and such Indebtedness is in default under its terms or any payment is actually made in respect of such Guarantee,

(7) net payments made pursuant to Hedging Obligations in respect of interest expense (including amortization of fees),

(8) dividends paid in cash or Disqualified Stock in respect of (A) all Preferred Stock of Restricted Subsidiaries and (B) all Disqualified Stock of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary,

(9) interest Incurred in connection with investments in discontinued operations, and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust

And less, to the extent included in such total interest expense, (A) any breakage costs of Hedging Obligations terminated in connection with the offering of the notes on the Issue Date and the application of the net proceeds therefrom and (B) the amortization during such period of capitalized financing costs; provided, however, that, for any financing consummated after the Issue Date, the aggregate amount of amortization relating to any such capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise to such capitalized financing costs.

“Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the

Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below), and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (but, in the case of any Foreign Subsidiary, only to the extent cash equal to such net income (or a portion thereof) for such period is not readily procurable by the Company from such Foreign Subsidiary (with the amount of cash readily procurable from such Foreign Subsidiary being determined in good faith by a Financial Officer of the Company) pursuant to intercompany loans, repurchases of Capital Stock or otherwise), except that:

(A) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause), and

(B) the net loss of any such Restricted Subsidiary for such period shall not be excluded in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) any extraordinary gain or loss; and

(6) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

“Consolidation” means, unless the context otherwise requires, the consolidation of (1) in the case of the Company, the accounts of each of the Restricted Subsidiaries with those of the Company and (2) in the case of a Restricted Subsidiary, the accounts of each Subsidiary of such Restricted Subsidiary that is a Restricted Subsidiary with those of such Restricted Subsidiary, in each case in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Agreements” means the U.S. Credit Agreements and the European Credit Agreement.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated by the Company as Designated Noncash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration, which cash and cash equivalents shall be considered Net Available Cash received as of such date and shall be applied pursuant to the covenant described under “Certain Covenants—Limitation on sales of assets and subsidiary stock.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of clauses (1), (2) and (3), on or prior to 180 days after the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable in any material respect to the holders of such Capital Stock than the provisions of the covenants described under “Change of Control” and “Certain Covenants—Limitation on sale of assets and subsidiary stock”; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, retirement, death or disability.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) income tax expense of the Company and its Consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

(4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

(5) all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all noncash items of income of the Company and its Consolidated Restricted Subsidiaries in each case for such period (other than normal accruals in the ordinary course of business).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if (A) a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders or (B) in the case of any Foreign Subsidiary, a corresponding amount of cash is readily procurable by the Company from such Foreign Subsidiary (as determined in good faith by a Financial Officer of the Company) pursuant to intercompany loans, repurchases of Capital Stock or otherwise, provided that to the extent cash of such Foreign Subsidiary provided the basis for including the net income of such Foreign Subsidiary in Consolidated Net Income pursuant to clause (3) of the definition of “Consolidated Net Income,” such cash shall not be taken into account for the purposes of determining readily procurable cash under this clause (B).

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company.

“Euro Equivalent” means with respect to any monetary amount in a currency other than euros, at any time of determination thereof, the amount of euros obtained by converting such foreign currency involved in such computation into euros at the spot rate for the purchase of euros with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination. Except as described under “Certain Covenants—Limitation on indebtedness”, whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than euros, such amount will be treated as the Euro Equivalent determined as of the date such amount is initially determined in such currency.

“European Bank Indebtedness” means any and all amounts payable under or in respect of the European Credit Agreement and any Refinancing Indebtedness with respect thereto or with respect to such Refinancing Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

“European Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of April 20, 2011, among the Company, Goodyear Dunlop Tires Europe B.V., Goodyear Dunlop Tires Germany GmbH, Goodyear Dunlop Tires Operations S.A., the lenders party thereto, J.P. Morgan Europe Limited, as Administrative Agent, and JPMorgan Chase Bank, N.A., as Collateral

Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the holders of at least a majority in aggregate principal amount of notes at the time outstanding).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction as such price is, unless specified otherwise in the Indenture, determined in good faith by a Financial Officer of the Company or by the Board of Directors.

“Financial Officer” means the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia, other than Goodyear Canada.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Financial Accounting Standards Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Goodyear Canada” means Goodyear Canada Inc., an Ontario corporation, and its successors and permitted assigns.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or raw materials hedge agreement.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions securing obligations (other than obligations described in clauses (1), (2) and (5)) entered into in the ordinary course of business of such Person to the extent such letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued and unpaid dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such Indebtedness of such other Persons;

(8) Hedging Obligations of such Person; and

(9) all obligations of the type referred to in clauses (1) through (8) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on restricted payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

In the event that the Company sells Capital Stock of a Restricted Subsidiary such that after giving effect to such sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such sale shall be deemed to constitute an Investment made on the date of such sale of Capital Stock.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by Standard & Poor’s, or an equivalent rating by any other Rating Agency.

“Issue Date” means the date on which notes are first issued under the Indenture.

“Legal Holiday” means a Saturday, Sunday or other day on which the Trustee or banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, in each case only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition (but only for so long as such reserve is maintained).

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of a Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who may be an employee of or counsel to the Company or a Subsidiary Guarantor, or other counsel who is acceptable to the Trustee.

“Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on the Issue Date and any Related Business.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3) Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of disputes with customers or suppliers or debts (including pursuant to any plan of reorganization or similar arrangement upon insolvency of a debtor) created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “Certain Covenants—Limitation on sale of assets and subsidiary stock”;

(9) a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided, however, that any Investment in a Receivables Entity is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection, and lease, utility, workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “Certain Covenants—Limitation on indebtedness”;

(12) any Person to the extent such Investment in such Person existed on the Issue Date and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

(13) advances to, and Guarantees for the benefit of, customers, dealers, lessees, lessors or suppliers made in the ordinary course of business and consistent with past practice; and

(14) any Person to the extent such Investment, when taken together with all other Investments made pursuant to this clause (14) and then outstanding on the date such Investment is made, does not exceed the greater of (A) the sum of (i) $500 million and (ii) any amounts under clause (a)(4)(C)(iv)(x) of the covenant described under “Certain Covenants—Limitation on restricted payments” that were excluded by operation of the proviso in clause (a)(4)(C)(iv) of such covenant and which excluded amounts are not otherwise included in Consolidated Net Income or intended to be permitted under any of clauses (1) through (13) of this definition and (B) 5.0% of Consolidated assets of the Company as of the end of the most recent fiscal quarter for which financial statements of the Company have been filed with the SEC.

“Permitted Liens” means, with respect to any Person:

(1) Liens to secure Indebtedness permitted pursuant to clause (b)(1) of the covenant described under “Certain Covenants—Limitation on indebtedness”;

(2) Liens to secure Indebtedness permitted pursuant to clauses (b)(11) and (b)(12) of the covenant described under “Certain Covenants—Limitation on indebtedness”;

(3) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(4) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(5) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(6) Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit, bank guarantees, bankers’ acceptances and similar credit transactions do not constitute Indebtedness;

(7) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (including Indebtedness Incurred under clause (b)(6) of the covenant described under “Certain Covenants—Limitation on indebtedness”); provided, however, that the Lien may not extend to any other property (other than property related to the property being financed) owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(9) Liens existing on the Issue Date (other than Liens referred to in the foregoing clauses (1) and (2));

(10) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except pursuant to after-acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by the Company or a Restricted Subsidiary;

(11) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries;

(12) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(13) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(14) Liens on assets of Foreign Subsidiaries securing Indebtedness Incurred under clause (b)(10) of the covenant described under “Certain Covenants—Limitation on indebtedness”;

(15) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (8), (9), (10) and (11); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the indebtedness secured by Liens described under clauses (8), (9), (10) or (11) at the time the original Lien became a Permitted Lien under the Indenture; and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(16) Liens on accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;

(17) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding leases that do not otherwise constitute Indebtedness and that are entered into in the ordinary course of business;

(19) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries;

(20) Liens which constitute bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract;

(21) Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(22) Liens on specific items of inventory or other goods and related documentation (and proceeds thereof) securing reimbursement obligations in respect of trade letters of credit issued to ensure payment of the purchase price for such items of inventory or other goods; and

(23) other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this clause (23) does not exceed 7.5% of Consolidated assets of the Company, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC; provided however, notwithstanding whether this clause (23) would otherwise be available to secure Indebtedness, Liens securing Indebtedness originally secured pursuant to this clause (23) may secure Refinancing Indebtedness in respect of such Indebtedness and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (23).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness:

(1) consisting of the deferred purchase price of property, plant or equipment, conditional purchase obligations, obligations under any title retention agreement and other obligations Incurred in connection with the acquisition, construction or improvement of such asset, in each case where the amount of such Indebtedness does not exceed the greater of

(A) the cost of the asset being financed, and

(B) the Fair Market Value of such asset; and

(2) Incurred to finance such acquisition, construction or improvement by the Company or a Restricted Subsidiary of such asset;

provided, however, that such Indebtedness is Incurred within 180 days after such acquisition or the completion of such construction or improvement.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Entity in connection with a Qualified Receivables Transaction, which note

(1) shall be repaid from cash available to the Receivables Entity, other than

(A) amounts required to be established as reserves;

(B) amounts paid to investors in respect of interest;

(C) principal and other amounts owing to such investors; and

(D) amounts paid in connection with the purchase of newly generated receivables and

(2) may be subordinated to the payments described in clause (1).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or

(2) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by a Financial Officer of the Company).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Bank Indebtedness shall not be deemed a Qualified Receivables Transaction.

“Rating Agency” means Standard & Poor’s and Moody’s or if Standard & Poor’s or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.

“Receivables Entity” means a (a) Wholly Owned Subsidiary of the Company which is designated by the Board of Directors (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Company which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(A) is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(C) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) which is not an Affiliate of the Company or with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by furnishing to the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Reference Date” means May 11, 2009.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn (other than any such amount that would have been prohibited from being drawn pursuant to the covenant described above under “Certain Covenants—Limitation on indebtedness”)) (plus fees and expenses, including any premium and defeasance costs), and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced; provided, further, however, that Refinancing Indebtedness shall not include:

(A) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or

(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business reasonably related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the Issue Date.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property, plant or equipment now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (i) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien. “Secured Indebtedness” of a Subsidiary has a correlative meaning.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Indebtedness” of the Company or any Subsidiary Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Subsidiary Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness, the notes (in the case of the Company), the Subsidiary Guarantees (in the case of the Subsidiary Guarantors) and all other indebtedness of the Company or any Subsidiary Guarantor, as applicable, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company or any Subsidiary Guarantor shall not include:

(1) any obligation of the Company to any Subsidiary of the Company or of such Subsidiary Guarantor to the Company or any other Subsidiary of the Company;

(2) any liability for Federal, state, local or other taxes owed or owing by the Company or such Subsidiary Guarantor, as applicable;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or obligation of the Company (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Company or such Subsidiary Guarantor, as applicable, including any Subordinated Obligations of the Company or such Subsidiary Guarantor, as applicable;

(5) any obligations with respect to any Capital Stock; or

(6) any Indebtedness Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Asset Sale” means the sale of all or a portion of the Company’s properties in Akron, Summit County, Ohio held on the Issue Date.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, taken as a whole, are customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that by its terms is subordinate or junior in right of payment to the notes. “Subordinated Obligation” of a Subsidiary Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person, or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means each Guarantee of the obligations with respect to the notes issued by a Subsidiary of the Company pursuant to the terms of the Indenture.

“Subsidiary Guarantor” means any Subsidiary that has issued a Subsidiary Guarantee.

“Temporary Cash Investments” means any of the following:

(1) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(2) investments in commercial paper maturing within 270 days from the date of acquisition thereof, and having, at such date of acquisition, ratings of A1 from Standard & Poor’s and P1 from Moody’s;

(3) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof and issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any commercial bank organized under the laws of the United States of America or any state thereof which has a short-term deposit rating of A1 from Standard & Poor’s and P1 from Moody’s and has a combined capital and surplus and undivided profits of not less than $500,000,000;

(4) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution described in clause (3) above;

(5) money market funds that

(A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940,

(B) are rated AAA by Standard & Poor’s and Aaa by Moody’s, and

(C) have portfolio assets of at least $5,000,000,000; and

(6) in the case of any Foreign Subsidiary,

(A) marketable direct obligations issued or unconditionally guaranteed by the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by Standard & Poor’s or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency,

(B) investments of the type and maturity described in clauses (2) through (5) of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies,

(C) investments of the type and maturity described in clause (3) in any obligor organized under the laws of a jurisdiction other than the United States that

(i) is a branch or subsidiary of a lender or the ultimate parent company of a lender under any of the Credit Agreements (but only if such lender meets the ratings and capital, surplus and undivided profits requirements of such clause (3)) or

(ii) carries a rating at least equivalent to the rating of the sovereign nation in which it is located, and

(D) other investments of the type and maturity described in clause (3) in obligors organized under the laws of a jurisdiction other than the United States in any country in which such Foreign Subsidiary is located; provided that the investments permitted under this subclause (D) shall be made in amounts and jurisdictions consistent with the Company’s policies governing short-term investments.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Issue Date.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters and any other officer of the Trustee to whom a matter arising under the Indenture may be referred.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below, and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less, or

(B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “Limitation on restricted payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain Covenants—Limitation on indebtedness” or (2) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be greater after giving effect to such designation than before such designation, and

(y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly furnishing to the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Bank Indebtedness” means any and all amounts payable under or in respect of the U.S. Credit Agreements and any Refinancing Indebtedness with respect thereto or with respect to such Refinancing Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

“U.S. Credit Agreements” means (i) the Amended and Restated First Lien Credit Agreement, dated as of April 19, 2012, among the Company, the lenders party thereto, the issuing banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and (ii) the Amended and Restated Second Lien Credit Agreement, dated as of April 19, 2012, among the Company, the lenders party thereto, Deutsche Bank Trust Company Americas, as Collateral Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent, each as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of notes at the time outstanding).

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

BOOK–ENTRY SYSTEM

Book–Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $1,000 aggregate principal amount at maturity and integral multiples of $1,000 aggregate principal amount at maturity in excess of $1,000. The notes will be issued at the closing of this offering only against payment in immediately available funds.

The notes initially will be represented by one or more global notes in registered form without interest coupons, which we refer to as the Global Notes. The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or its nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited–purpose trust company created to hold securities for its participating organizations, which we refer to as the Participants, and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book–entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, which we refer to as the Indirect Participants. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also has advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount at maturity of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the account of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount at maturity of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same–day funds.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

Global Notes are exchangeable for certificated notes if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed by us within 120 days;

(2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of the certificated notes; or

(3) there has occurred and is continuing an Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders of the certificated notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same–Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain of the material United States federal income tax consequences of the acquisition, ownership and disposition of the notes. Unless otherwise stated, this summary deals only with holders that purchase notes at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of a series of notes is sold for cash. This summary also only addresses holders who hold notes as capital assets.

As used herein, “U.S. holders” are any beneficial owners of the notes, that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations (or other entities treated as corporations for United States federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. holders. As used herein, “non–U.S. holders” are beneficial owners of the notes, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of acquiring, owning and disposing of the notes.

This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers and traders in securities or currencies, or tax–exempt investors. It also does not discuss notes held as part of a hedge, straddle, “synthetic security” or other integrated transaction. This summary does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) persons subject to the alternative minimum tax. Further, it does not include any description of any estate or gift tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

You should consult with your own tax advisor regarding the United States federal, state, local and foreign tax consequences of the ownership and disposition of the notes.

Taxation of U.S. Holders

In certain circumstances the timing and amount of payments otherwise due on the notes may differ from the scheduled payments on the notes (see “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control”). Because we are obligated to make such payments under certain circumstances, the notes may be subject to special rules under the Treasury Regulations that are applicable to debt instruments that provide for one or more contingent payments. Under the Treasury Regulations, however, the special rules applicable to contingent payment debt instruments will not apply if, as of the issue date, the contingencies are either “remote” or “incidental.” Goodyear intends to take the position (and this discussion assumes) that such payments are remote or incidental contingencies. Goodyear’s determination that such payments are remote or incidental contingencies for these purposes is binding on each holder (but not on the Internal Revenue Service (the “IRS”)), unless such holder discloses in the proper manner to the IRS that it is taking a different position. The remainder of this discussion assumes that the notes are not subject to the rules applicable to contingent payment debt instruments.

Interest income and original issue discount. Payments of stated interest on the notes will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received in accordance with the holder’s regular method of tax accounting for United States federal income tax purposes.

It is expected that the notes will be not be issued with original issue discount (“OID”) for United States federal income tax purposes. The notes will be treated as issued with OID if their principal amount exceeds their “issue price” by at least the de minimis amount of 1/4 of 1 percent of the principal amount multiplied by the number of complete years from the issue date of the note to its maturity. If the notes are issued with at least a de minimis amount of OID, a U.S. holder would be required to include OID in income based on a constant yield to maturity accrual method before the receipt of corresponding cash payments. The remainder of this discussion assumes that the notes will not be issued with OID for United States federal income tax purposes.

Sale, exchange or redemption of notes. A U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a note and the holder’s tax basis in such note. The amount realized is generally equal to the amount of cash and the fair market value of any property received for the note (other than amounts attributable to accrued but unpaid stated interest on the note which will be taxed as interest income as described above). A U.S. holder’s tax basis in the note generally will be the initial purchase price paid therefor. In the case of a U.S. holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a note if such holder’s holding period for such note exceeds one year. To the extent the amount realized is less than the U.S. holder’s tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Certain U.S. holders who are individuals, estates or trusts may be required to pay up to an additional 3.8% tax on, among other things, interest and capital gains for taxable years beginning after December 31, 2012.

Information reporting and backup withholding. In general, information reporting requirements will apply to payments of principal and interest on the notes and payments of the proceeds of the sale of the notes. Backup withholding may apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Taxation of Non-U.S. Holders

The rules governing United States federal income taxation of a non–U.S. holder of the notes are complex. Non–U.S. holders should consult with their own tax advisors to determine the effect of United States federal, state and local and foreign tax laws, as well as income tax treaties, with regard to an investment in the notes, including any reporting requirements.

Interest income. Generally, interest income of a non–U.S. holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by an applicable income tax treaty). However, interest income earned on a note by a non–U.S. holder will qualify for the “portfolio interest” exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such income is not effectively connected with a United States trade or business of the non–U.S. holder and provided that (i) the non–U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Goodyear stock entitled to vote; (ii) the non–U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; (iii) the non–U.S. holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (iv) either (a) the non–U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed IRS Form W–8BEN or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, when required, furnishes the payor or the payor’s agent with a copy thereof. The applicable Treasury Regulations also provide alternative methods for satisfying the certification requirements of clause (iv), above. If a non–U.S. holder holds the note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury Regulations.

Except to the extent that an applicable income tax treaty otherwise provides, a non–U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if such income is effectively connected with a United States trade or business of the non–U.S. holder. Effectively connected income received or accrued by a corporate non–U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non–U.S. holder delivers a properly executed IRS Form W–8ECI (or successor form) to the payor or the payor’s agent.

Sale, exchange or redemption of notes. A non–U.S. holder generally will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption or other disposition of a note unless (i) the gain is effectively connected with a United States trade or business of the non–U.S. holder, (ii) in the case of a non–U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met, or (iii) the gain represents accrued but unpaid interest not previously included in income, in which case the rules regarding interest income would apply.

Except to the extent that an applicable income tax treaty otherwise provides, if an individual non–U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non–U.S. holder falls under clause (ii) above, such individual generally will be subject to a 30% tax on the gain derived from a sale, which may be offset by certain United States–related capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non–U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of notes are urged to consult their tax advisors as to the tax consequences of such sale. If a non–U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information reporting and backup withholding. Generally, we must report annually to the IRS and to each non–U.S. holder the amount of interest paid to such holder, and the tax withheld with respect to those payments. Copies of the information returns reporting such amounts and any withholding may also be made available to the tax authorities in the country in which the non–U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding will not apply to payments on the notes to a non–U.S. holder if the requirements described in clause (iv) of “—Interest Income” above are satisfied with respect to the holder, unless the payor has actual knowledge or reason to know that the holder is a United States person.

Information reporting requirements and backup withholding will not apply to any payment of the proceeds of a sale of notes effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury Regulations (absent actual knowledge or reason to know that the payee is a United States person), unless such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain connections to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting unless such broker has documentary evidence in its records that the beneficial owner is a non–U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner satisfies the requirements described in clause (iv) of “—Interest income” above and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a non–U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS. Non–U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Foreign Account Tax Compliance Withholding

Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on payments to certain foreign entities of U.S.-source interest and the gross proceeds from dispositions of debt obligations producing such interest, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Under recently finalized Treasury Regulations, withholding will generally not apply to debt obligations outstanding on January 1, 2014 so long as such obligations are not significantly modified on or after that date. You are urged to consult your own tax advisor regarding this legislation and the related regulations as they apply to the Notes.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal income or other tax laws.

BENEFIT PLAN CONSIDERATIONS

As used in this prospectus supplement, the term “Plan” means any of the following: an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); any plan, individual retirement account, or other arrangement described in Section 4975(e)(1) of the Code; any plan that is subject to provisions of any federal, state, local, foreign, or other law, rule, or regulation that is similar to provisions of ERISA or Section 4975 of the Code (“Similar Laws”); any “benefit plan investor” within the meaning of Section 3(42) of ERISA; or any other entity whose underlying assets include plan assets by reason of a plan’s investment in such entity. If you intend to use the assets of any Plan directly or indirectly to purchase any of the notes offered for sale in connection with this prospectus supplement, you should consult with the Plan’s counsel on the potential consequences of your investment under the fiduciary responsibility provisions of ERISA, the prohibited transaction provisions of ERISA and the Code, and the provisions of any Similar Laws.

The following summary relates to investors that are subject to Title I of ERISA and/or Section 4975 of the Code (“Benefit Plan Investors”) and is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus supplement. This summary is general in nature and is not intended as a complete summary of these considerations. Future legislation, court decisions, administrative regulations, or other guidance may change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted. In addition, Plans that are not subject to ERISA or the Code might be subject to comparable requirements under applicable Similar Laws.

Fiduciary Responsibilities

In general, ERISA imposes requirements on Plans subject to Title I of ERISA (“ERISA Plans”) and fiduciaries of ERISA Plans. Under ERISA, fiduciaries are identified by function rather than title, and generally include persons who exercise discretionary authority or control over the management of an ERISA Plan or any authority or control over the management and disposition of its assets; who render investment advice with respect to an ERISA Plan for compensation, direct or indirect; or who have discretionary authority or responsibility in the administration of an ERISA Plan. Before investing the assets of an ERISA Plan in any note offered in connection with this prospectus supplement, the fiduciary should consider, among other requirements, whether the investment would satisfy the prudence and diversification requirements of ERISA and whether the investment would be consistent with the governing documents and investment policies of the underlying plan or plans.

You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in “Risk Factors” and the fact that in the future there might not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.

We are not making any representation that the sale of any notes to an ERISA Plan meets the fiduciary requirements for investment by ERISA Plans generally or any particular ERISA Plan or that such an investment is appropriate for ERISA Plans generally or any particular ERISA Plan. We are not providing investment advice to any ERISA Plan, through this prospectus supplement or otherwise, in connection with the sale of the notes.

Indicia of Ownership

ERISA prohibits ERISA Plan fiduciaries from maintaining the indicia of ownership of any ERISA Plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any note offered for sale in connection with this prospectus supplement, you should consider whether the acquisition, holding or disposition of a note would satisfy such indicia of ownership rules.

Prohibited Transactions

ERISA and the Code prohibit a wide range of transactions involving Benefit Plan Investors, on the one hand, and persons who have specified relationships to such Benefit Plan Investors, on the other. These persons are called “parties in interest” under ERISA and “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” include, for example, an employer that sponsors an ERISA Plan; an employee organization whose members are covered by an ERISA Plan; a trustee, investment manager, or other fiduciary of a Benefit Plan Investor; a person (such as a broker or recordkeeper) that provides services to a Benefit Plan Investor; and certain affiliates of the foregoing persons. ERISA and the Code also prohibit self-dealing by plan fiduciaries and transactions that involve conflicts of interests. The transactions prohibited by ERISA and the Code are called “prohibited transactions.” If you are a party in interest or disqualified person who engages in a prohibited transaction, or a fiduciary who causes a Benefit Plan Investor to engage in a prohibited transaction, you might be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using Benefit Plan Investor assets directly or indirectly to invest in any of the notes offered for sale in connection with this prospectus supplement, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.

Prohibited transactions might arise, for example, if the notes are acquired by an ERISA Plan with respect to which we, the initial purchaser, and/or any of our or their respective affiliates, are parties in interest or disqualified persons. Exemptions from the prohibited transaction provisions of ERISA and the Code might apply, depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. These exemptions include, but are not limited to:

1. Prohibited transaction class exemption (“PTCE”) 75–1 (relating to specified transactions involving employee benefit plans and broker–dealers, reporting dealers, and banks);

2. PTCE 84–14 (relating to specified transactions directed by independent qualified professional asset managers);

3. PTCE 90–1 (relating to specified transactions involving insurance company pooled separate accounts);

4. PTCE 91–38 (relating to specified transactions by bank collective investment funds);

5. PTCE 95–60 (relating to specified transactions involving insurance company general accounts);

6. PTCE 96–23 (relating to specified transactions directed by in–house asset managers); and

7. ERISA Section 408(b)(17) and Code Section 4975(d)(20) (relating to specified transactions with non–fiduciary service providers).

There is no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the notes.

Treatment of Insurance Company Assets as Plan Assets

Based on the reasoning of the United States Supreme Court in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), assets in the general account of an insurance company might be deemed to be Benefit Plan Investor assets under certain circumstances. If general account assets are deemed to be Benefit Plan Investor assets, an insurance company’s purchase of the notes with assets of its general account might be subject to ERISA’s fiduciary responsibility provisions or might give rise to prohibited transactions under ERISA and the Code. Insurance companies that intend to use assets of their general accounts to purchase the notes should consider the potential effects of Section 401(c) of ERISA, PTCE 95–60, and Department of Labor Regulations Section 2550.401c–1 on their purchase.

Representations and Warranties

If you acquire or accept a note (or any interest therein) offered in connection with this prospectus supplement, you will be deemed to have represented and warranted that either:

1. you have not, directly or indirectly, used the assets of any Plan to acquire or hold such note (or any interest in such note); or

2. your acquisition and holding of such note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction exemptions or does not constitute a prohibited transaction under ERISA and the Code, (B) meets the applicable fiduciary requirements of ERISA, and (C) does not violate any applicable Similar Law.

Any subsequent purchaser of such note will be required to make the same representations concerning the use of Plan assets to acquire or hold the note.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount
Goldman, Sachs & Co.	$162,000,000
Barclays Capital Inc.	108,000,000
Citigroup Global Markets Inc.	108,000,000
Credit Agricole Securities (USA) Inc.	108,000,000
Deutsche Bank Securities Inc.	108,000,000
J.P. Morgan Securities LLC	108,000,000
Morgan Stanley & Co. LLC	108,000,000
BNP Paribas Securities Corp.	22,500,000
HSBC Securities (USA) Inc.	22,500,000
Natixis Securities Americas LLC	22,500,000
Wells Fargo Securities, LLC	22,500,000

Total	$900,000,000

The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and any other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•	We will pay our expenses related to the offering, which we estimate will be $2 million (excluding underwriting discounts and commissions).

•

We will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of notes may be made to the public in that Relevant Member State other than:

(A) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(B) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

(C) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For purpose of this provision, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC (including amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This document is not a prospectus for the purposes of the Prospectus Directive.

This document is only being distributed to and is only directed at persons who are (i) outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be made to or engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. This document has not been approved for the purposes of Section 21 of the Financial Services and Markets Act 2000 by a person authorized for the purposes of such Act.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re–offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which activities may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have from time to time provided, and in the future may provide, certain investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future would receive, customary fees. Affiliates of certain of the underwriters are lenders under certain of our senior secured credit facilities. Certain of the underwriters and their affiliates serve as counterparties to certain derivative and hedging arrangements with respect to certain of our pension plans. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the notes and the guarantees and certain other legal matters will be passed upon for us by Covington & Burling LLP, New York, New York. Certain legal matters relating to Ohio law will be passed upon for us by David L. Bialosky, Senior Vice President, General Counsel and Secretary of the Company. Mr. Bialosky is paid a salary by us, is a participant in our Management Incentive Plan, Executive Performance Plan and equity compensation plans, and owns and has options to purchase shares of our common stock. Certain legal matters relating to Arizona law will be passed upon for us by Squire Sanders (US) LLP, Phoenix, Arizona. Certain legal matters relating to the laws of Ontario, Canada, will be passed upon for us by Fasken Martineau DuMoulin LLP, Toronto, Ontario. Certain legal matters relating to the laws of Nova Scotia, Canada, will be passed upon for us by Cox & Palmer, Halifax, Nova Scotia. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

PROSPECTUS

The Goodyear Tire & Rubber Company

Debt Securities

We may offer and sell from time to time, in one or more offerings, debt securities at prices and on terms determined at the time of any such offering. The debt securities may be guaranteed by one or more of our subsidiaries. We may offer and sell debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Each time debt securities are sold, we will provide one or more supplements to this prospectus that will contain additional information about the specific offering and the terms of the securities being offered. The supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

This prospectus is dated August 10, 2010

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or any other offering material filed or provided by us. We have not authorized anyone to provide you with information that is different. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any other offering material is accurate as of any date other than the date on the front of such document. Any information incorporated by reference in this prospectus, any accompanying prospectus supplement or any other offering material is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process, which allows us to offer and sell, from time to time, our debt securities in one or more offerings.

Each time we offer to sell our debt securities pursuant to this prospectus, we will provide a prospectus supplement that will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. In addition, as we describe in the section entitled “Where you can find more information,” we have filed and plan to continue to file other documents with the SEC that contain information about us and the business conducted by us. Before you decide whether to invest in our debt securities, you should read this prospectus, the accompanying prospectus supplement and the information that we file with the SEC.

In this prospectus, “Goodyear,” “we,” “our,” and “us” refer to The Goodyear Tire & Rubber Company and its consolidated subsidiaries, except as otherwise indicated or as the context otherwise requires. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website (http://www.sec.gov) or through our website (http://www.goodyear.com). We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it part of this prospectus. You may also read any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates from the Public Reference Room of the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents that we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the following documents that have been filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Definitive Proxy Statement on Schedule 14A filed on March 8, 2010;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	Current Reports on Form 8-K filed with the SEC on February 2, 2010, February 24, 2010, March 4, 2010, March 8, 2010, April 19, 2010, June 11, 2010 and August 3, 2010.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus until the termination of the offering of all securities under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on our website (http://www.goodyear.com) is not incorporated into this prospectus.

You may request a copy of any documents incorporated by reference herein at no cost by writing or telephoning us at:

The Goodyear Tire & Rubber Company

1144 East Market Street

Akron, Ohio 44316-0001

Attention: Investor Relations

Telephone number: 330-796-3751

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

FORWARD-LOOKING INFORMATION—SAFE HARBOR STATEMENT

Certain information set forth herein or incorporated by reference herein may constitute forward-looking statements regarding events and trends that may affect our future operating results and financial position. The words “estimate,” “expect,” “intend” and “project,” as well as other words or expressions of similar meaning, are intended to identify forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or, in the case of information incorporated by reference herein, as of the date of the document in which such information appears. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including:

•

deteriorating economic conditions in any of our major markets, or an inability to access capital markets when necessary, may materially adversely affect our operating results, financial condition and liquidity;

•

if we do not achieve projected savings from various cost reduction initiatives or successfully implement other strategic initiatives, including the implementation of new information technology systems, our operating results, financial condition and liquidity may be materially adversely affected;

•	we face significant global competition, increasingly from lower cost manufacturers, and our market share could decline;

•	our pension plans are significantly underfunded and further increases in the underfunded status of the plans could significantly increase the amount of our required contributions and pension expenses;

•	higher raw material and energy costs may materially adversely affect our operating results and financial condition;

•	work stoppages, financial difficulties or supply disruptions at our major original equipment customers, dealers or suppliers could harm our business;

•	continued pricing pressures from vehicle manufacturers may materially adversely affect our business;

•	if we experience a labor strike, work stoppage or other similar event our financial position, results of operations and liquidity could be materially adversely affected;

•	our long term ability to meet current obligations and to repay maturing indebtedness is dependent on our ability to access capital markets in the future and to improve our operating results;

•	the challenges of the present business environment may cause a material reduction in our liquidity as a result of an adverse change in our cash flow from operations;

•	we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;

•	any failure to be in compliance with any material provision or covenant of our secured credit facilities could have a material adverse effect on our liquidity and our results of operations;

•	our capital expenditures may not be adequate to maintain our competitive position and may not be implemented in a timely or cost-effective manner;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;

•	we have substantial fixed costs and, as a result, our operating income fluctuates disproportionately with changes in our net sales;

•	we may incur significant costs in connection with product liability and other tort claims;

•

our reserves for product liability and other tort claims and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;

•

we may be required to provide letters of credit or post cash collateral if we are subject to a significant adverse judgment or if we are unable to obtain surety bonds, which may have a material adverse effect on our liquidity;

•	we are subject to extensive government regulations that may materially adversely affect our operating results;

•	our international operations have certain risks that may materially adversely affect our operating results;

•	we have foreign currency translation and transaction risks that may materially adversely affect our operating results;

•

the terms and conditions of our global alliance with Sumitomo Rubber Industries, Ltd., or SRI, provide for certain exit rights available to SRI upon the occurrence of certain events, which could require us to make a substantial payment to acquire SRI’s minority interests in Goodyear Dunlop Tires Europe B.V. and Goodyear Dunlop Tires North America, Ltd. following the determination of the fair value of those interests;

•	if we are unable to attract and retain key personnel, our business could be materially adversely affected; and

•

we may be impacted by economic and supply disruptions associated with events beyond our control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.

It is not possible to foresee or identify all such factors. We will not revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

THE COMPANY

We are one of the world’s leading manufacturers of tires, engaging in operations in most regions of the world. For the twelve months ended June 30, 2010, our net sales were $17.6 billion and Goodyear net income was $160 million. Together with our U.S. and international subsidiaries and joint ventures, we develop, manufacture, market and distribute tires for most applications. We also manufacture and market rubber-related chemicals for various applications. We are one of the world’s largest operators of commercial truck service and tire retreading centers. In addition, we operate approximately 1,500 tire and auto service center outlets where we offer our products for retail sale and provide automotive repair and other services. We manufacture our products in 57 manufacturing facilities in 23 countries, including the United States, and we have marketing operations in almost every country around the world. As of June 30, 2010, we employed approximately 70,000 full-time and temporary associates worldwide.

We are an Ohio corporation, organized in 1898. Our principal executive offices are located at 1144 East Market Street, Akron, Ohio 44316-0001. Our telephone number is (330) 796-2121.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in this prospectus or the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or contained in or incorporated by reference in this prospectus. You should carefully consider, among other things, the matters discussed under “Risk Factors” included in the applicable prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2009 and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from any sale of debt securities offered by this prospectus for general corporate purposes. General corporate purposes may include:

•	repayment or refinancing of a portion of our existing short-term or long-term debt;

•	redemption or repurchases of certain outstanding securities;

•	capital expenditures;

•	additional working capital;

•	loans or advances to affiliates; and

•	other general corporate purposes.

Our management will retain broad discretion in the allocation of the net proceeds from the sale of our debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
										Six Months Ended
	2009	2008		2007		2006		2005		June 30, 2010
Ratio of earnings to fixed charges(1)	*	1.33	x	1.70	x	*	*	1.76	x	1.45	x

*	Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges. The coverage deficiency was $372 million.

**	Earnings for the year ended December 31, 2006 were inadequate to cover fixed charges. The coverage deficiency was $228 million.

(1)	For purposes of calculating our ratio of earnings to fixed charges:

•

Earnings consist of pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus (i) amortization of previously capitalized interest and (ii) distributed income of equity investees less (i) capitalized interest and (ii) minority interest in pre-tax income of consolidated subsidiaries with no fixed charges.

•

Fixed charges consist of (i) interest expense, (ii) capitalized interest, (iii) amortization of debt discount, premium or expense, (iv) the interest portion of rental expense (estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor) and (v) proportionate share of fixed charges of investees accounted for by the equity method.

•

The consolidated ratio of earnings to fixed charges is determined by adding back fixed charges, as defined above, to earnings, as defined above, which is then divided by fixed charges, as defined above.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description. For purposes of this section, the term “Company” refers only to The Goodyear Tire & Rubber Company and not to any of its subsidiaries, and the terms “we,” “our” and “us” refer to The Goodyear Tire & Rubber Company and, where the context so requires, certain or all of its subsidiaries.

We may issue debt securities from time to time in one or more series. The debt securities will be general obligations of the Company. In the event that any series of debt securities will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Debt securities will be issued under one or more indentures between us and Wells Fargo Bank, N.A., as trustee, or another trustee named in the prospectus supplement. A copy of the form of indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The following discussion of certain provisions of the indenture is a summary only and should not be considered a complete description of the terms and provisions of the indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the indenture, including the definition of certain terms used below.

General

The debt securities represent direct, general obligations of the Company and:

•	may rank equally with other unsubordinated debt or may be subordinated to other debt we have or may incur;

•	may be issued in one or more series with the same or various maturities;

•	may be issued at a price of 100% of their principal amount or at a premium or discount;

•	may be issued in registered or bearer form and certificated or uncertificated form; and

•

may be represented by one or more global securities registered in the name of a designated depositary or its nominee, and if so, beneficial interests in the global security will be shown on and transfers will be made only through records maintained by the designated depositary and its participants.

The aggregate principal amount of debt securities that we may issue and deliver is unlimited. The debt securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the terms of the debt securities of the series with respect to which that prospectus supplement is being delivered, which terms may include:

•	title and aggregate principal amount;

•	price or prices;

•	maturity date(s);

•	interest rate(s), if any, or the method for determining the interest rate(s);

•

dates on which interest, if any, will accrue, or the method for determining dates on which interest, if any, will accrue, dates on which interest, if any, will be payable and the basis upon which interest, if any, will be calculated;

•

currency or currencies in which debt securities of the series will be denominated and, if payments of principal or interest, if any, are to be made in one or more currencies other than that or those in which the debt securities of the series are denominated, the method for determining the exchange rate;

•	place(s) where the principal, premium, if any, and interest, if any, shall be payable or the method of such payment;

•	place(s) where the debt securities of the series may be surrendered for registration or transfer or exchange and where notices and demands to or upon the Company may be served;

•	redemption or early repayment provisions;

•	form of the debt securities of the series;

•	if any debt securities of the series are to be issued as securities in bearer form, certain terms relating to securities in bearer form;

•	our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions;

•	denominations in which debt securities of the series will be issuable;

•	conversion or exchange features;

•	if the amount of principal, premium, if any, or interest, if any, will be determined with reference to an index or pursuant to a formula, the method for determining such amounts;

•

if the principal amount payable at the stated maturity will not be determinable as of any date(s) prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose;

•	provisions relating to satisfaction and discharge of the indenture and defeasance;

•

if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral;

•	defaults and events of default applicable to the debt securities of the series;

•

if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities of the series in definitive registered form, the depositary for such global security and the form of any legend or legends to be borne by any such global security;

•	any trustee, authenticating or paying agent, transfer agent or registrar;

•	covenants, definitions or other terms which apply to the debt securities of the series;

•	terms, if any, of any guarantee of the payment of principal, premium, if any, and interest, if any, with respect to debt securities of the series;

•	subordination, if any, of the debt securities of the series or any related subsidiary guarantee;

•	with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the trustee; and

•	any other terms of the debt securities of the series (which may modify, amend or delete any provision of the indenture insofar as it applies to such series).

The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations applicable to the series of debt securities to which such prospectus supplement relates.

Unless otherwise provided in the applicable prospectus supplement, debt securities in registered form may be transferred or exchanged at the office of the trustee at which its corporate trust operations are administered in the United States, subject to the limitations provided in the indenture, with the payment of any taxes and fees required by law or permitted by the indenture payable in connection therewith. Securities in bearer form will be transferable only by delivery. Provisions with respect to the transfer or exchange of securities in bearer form will be described in the prospectus supplement relating to those securities in bearer form.

Subject to applicable abandoned property laws, all funds that we pay to a paying agent for the payment of principal or interest with respect to any debt securities that remain unclaimed at the end of two years after that principal or interest shall have become due and payable will be repaid to us, and the holders of those debt securities or any related coupons will thereafter look only to us for payment thereof.

Guarantees

Any debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Limitations on Issuance of Securities in Bearer Form

The debt securities of a series may be issued as securities in registered form (which will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or securities in bearer form (which will be transferable only by delivery). If such debt securities are issuable as securities in bearer form, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to such debt securities.

Certain Covenants

If debt securities are issued, the indenture, as supplemented for a particular series of debt securities, may contain certain covenants for the benefit of the holders of such series of debt securities, which will be applicable (unless waived or amended) so long as any of the debt securities of such series are outstanding, unless stated otherwise in the prospectus supplement. The specific terms of the covenants, and summaries thereof, will be set forth in the prospectus supplement relating to such series of debt securities.

Subordination

Debt securities of a series, or any related subsidiary guarantee, may be subordinated to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. The Company currently conducts a portion of its operations through its subsidiaries. To the extent such subsidiaries are not subsidiary guarantors for a series of debt securities, creditors of such subsidiaries, including trade creditors, and preferred stockholders, if any, of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of such series of debt securities. A series of debt securities, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of our subsidiaries that are not subsidiary guarantors with respect to such series of debt securities.

Events of Default

Each of the following constitutes an event of default under the form of indenture with respect to any series of debt securities:

•	default in the payment of interest on the debt securities of that series when due and payable that continues for 30 days;

•

default in payment of the principal on the debt securities of that series, when such amount becomes due and payable at maturity, upon optional or required redemption, upon declaration of acceleration or otherwise;

•	failure to comply with the obligations described under “— Mergers and Sales of Assets” below;

•

failure to comply with any of our other agreements with respect to the debt securities of that series or the indenture or supplemental indenture related to that series of debt securities and that failure continues for 60 days after notice thereof;

•	certain events of bankruptcy, insolvency or reorganization affecting us; or

•

if such series of debt securities has the benefit of subsidiary guarantees, any such subsidiary guarantee ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any applicable subsidiary guarantor denies or disaffirms such subsidiary guarantor’s obligations under the indenture or any such subsidiary guarantee and such default continues for 10 days after receipt of notice thereof.

A prospectus supplement may omit, modify or add to the foregoing events of default.

A default under the fourth or the sixth (only with respect to a subsidiary guarantor that is not a significant subsidiary) clause above will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us (and also the trustee if given by holders) of the default and we do not cure such default within the time specified after receipt of such notice. As used herein, “significant subsidiary” means any subsidiary of the Company that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing with respect to a particular series of debt securities, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to us (and also the trustee if given by holders) may declare the principal amount of and accrued but unpaid interest on the debt securities of that series to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind any such acceleration with respect to the debt securities of that series and its consequences.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of that series of debt securities unless such holders have offered to the trustee indemnity satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest (if any) with respect to the debt securities of a series when due, no holder of the debt securities of such series may pursue any remedy with respect to the indenture or such series of debt securities unless:

(1) such holder has previously given the trustee notice that an event of default is continuing with respect to that series of debt securities,

(2) holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the trustee in writing to pursue the remedy,

(3) such holders of debt securities of that series have offered the trustee indemnity satisfactory to the trustee against any loss, liability or expense,

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity, and

(5) the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series will, with respect to that series of debt securities, be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of debt securities of such series or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a default with respect to debt securities of any series occurs and is continuing and is known to the trustee, the trustee must mail to each holder of debt securities of such series, notice of the default within the earlier of 90 days after it occurs or 30 days after it is actually known to certain officers of the trustee or written notice of it is received by the trustee. Except in the case of a default in the payment of principal of, premium (if any) or interest (if any) on any debt securities of any series (including payments pursuant to the redemption provisions of such debt securities), the trustee may withhold notice if and so long as a committee of its officers in good faith determines that withholding notice is in the interests of the holders of that series of debt securities. In addition, we will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We will also be required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain events of default, their status and what action we are taking or propose to take in respect thereof.

Modification and Waiver

The indenture may be amended with respect to any series of debt securities with the written consent of the holders of a majority in principal amount of the debt securities of that series then outstanding voting as a single class and any past default or compliance with any provisions with respect to any series of debt securities may be waived with the consent of the holders of a majority in principal amount of the debt securities of that series then outstanding voting as a single class. However, without the consent of each holder of an outstanding debt security affected thereby, no amendment may, among other things:

•	reduce the amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt security;

•	reduce the principal of or extend the stated maturity of any debt security;

•	reduce the premium, if any, payable upon the redemption of any debt security or change the time at which such debt security may be redeemed;

•	make any debt security payable in money or securities other than that stated in such debt security;

•

impair the right of any holder to receive payment of principal of, and interest on, such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

•

in the case of any subordinated debt security or coupons appertaining thereto, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of any holder under such provisions;

•	make any change in the amendment provisions which require each affected holder’s consent or in the waiver provisions; or

•	make any change in, or release other than in accordance with the indenture, any subsidiary guarantee that would adversely affect the holders.

Without the consent of any holder, the Company, any subsidiary guarantors and the trustee may amend the indenture or the debt securities of any series for one or more of the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption by a successor corporation of our obligations or the obligations of any subsidiary guarantor under the indenture;

•

to provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided, however, that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Internal Revenue Code;

•

to add additional guarantees with respect to the debt securities of such series or to confirm and evidence the release, termination or discharge of any such guarantee when such release, termination or discharge is permitted under the indenture;

•	to add to the covenants of the Company for the benefit of the holders of such series of debt securities or to surrender any right or power herein conferred upon the Company;

•	to make any change that does not adversely affect the rights of any holder in any material respect, subject to the provisions of the indenture;

•	to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act;

•

to make any amendment to the provisions of this Indenture relating to form, authentication, transfer and legending of such series of debt securities; provided, however, that (i) compliance with the indenture as so amended would not result in such debt securities being transferred in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities law and (ii) such amendment does not materially affect the rights of holders to transfer such debt securities;

•	to convey, transfer, assign, mortgage or pledge as security for the debt securities of such series any property or assets;

•

in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if each such holder of senior indebtedness consents to such change);

•

to add to, change or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall (i) neither apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to the benefit of such provision or (ii) become effective only when there is no such debt security outstanding; or

•	to establish the form, authentication, transfer, legending or terms of debt securities and coupons of any series, as described under “— General” above.

Mergers and Sales of Assets

Unless otherwise provided for a particular series of debt securities in the prospectus supplement for that series, we will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our assets in one or a series of related transactions to, any person, unless:

(1) the resulting, surviving or transferee person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company under the debt securities and the indenture;

(2) immediately after giving effect to such transaction, no default shall have occurred and be continuing; and

(3) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, and the predecessor company, other than in the case of a lease, will be released from the obligation to pay the principal of, premium, if any, and interest, if any, on the debt securities.

In addition, we will not permit any subsidiary guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any person unless:

(A) except in the case of a subsidiary guarantor (i) that has been disposed of in its entirety to another person (other than to the Company or an affiliate of the Company), whether through a merger, consolidation or sale of capital stock or assets or (ii) that, as a result of the disposition of all or a portion of its capital stock, ceases to be a subsidiary, the resulting, surviving or transferee person (the “Successor Guarantor”) will be a corporation organized and existing under the laws of the United States of America, any State thereof, the District of Columbia or any other jurisdiction under which such Subsidiary Guarantor was organized, and such person (if not such subsidiary guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of such subsidiary guarantor under its subsidiary guarantee;

(B) immediately after giving effect to such transaction, no default shall have occurred and be continuing; and

(C) the Company will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Notwithstanding the foregoing:

(A) any subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any subsidiary guarantor, and

(B) the Company may merge with an affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any state thereof or the District of Columbia to realize tax or other benefits.

Satisfaction and Discharge of the Indenture; Defeasance

Unless otherwise provided for in the prospectus supplement for a series of debt securities, the indenture shall generally cease to be of any further effect with respect to a series of debt securities if (i) we have delivered to the trustee for cancellation all debt securities of such series (with certain limited exceptions) or (ii) all debt securities of such series not theretofore delivered to the trustee for cancellation shall have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption pursuant to the provisions of the indenture relating to redemption, and, in the case of clause (ii), we shall have irrevocably deposited with the trustee funds or U.S. government obligations sufficient to pay at maturity or upon redemption all such debt securities including premium, if any, and interest, if any, thereon to maturity or such redemption date (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us).

In addition, we shall have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants. The applicable prospectus supplement will describe the procedures we must follow in order to exercise our defeasance options.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign as provided in the indenture.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell our debt securities offered by this prospectus:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to other purchasers; or

•	through a combination of any such methods of sale.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation will be described in the applicable prospectus supplement.

We (directly or through agents) may sell, and the underwriters may resell, the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of our debt securities, the underwriters or agents may receive compensation from us or from purchasers of the debt securities for whom they may act as agents. The underwriters may sell debt securities to or through dealers, who may also receive compensation from purchasers of the debt securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement relating to a particular offering of debt securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the debt securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, the validity of the debt securities and certain other matters will be passed upon for us by Covington & Burling LLP, New York, New York. In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, certain matters with respect to the debt securities will be passed upon for us by David L. Bialosky, Senior Vice President, General Counsel and Secretary of the Company. Mr. Bialosky is paid a salary by us, is a participant in our Management Incentive Plan, Executive Performance Plan and equity compensation plans, and owns and has options to purchase shares of our common stock. In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, certain legal matters relating to Arizona law will be passed upon for us by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona. In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, certain legal matters relating to the laws of Ontario, Canada, will be passed upon for us by Fasken Martineau DuMoulin LLP, Toronto, Ontario. Any underwriter, dealer or agent will be advised about other issues relating to any offering by its own legal counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

$900,000,000

The Goodyear Tire & Rubber Company

6.500% Senior Notes due 2021

Joint book-running managers

Goldman, Sachs & Co.

Barclays

Citigroup

Credit Agricole CIB

Deutsche Bank Securities

J.P. Morgan

Morgan Stanley

Co-managers

BNP PARIBAS

HSBC

Natixis

Wells Fargo Securities